Exhibit 3.1

THE COMPANIES ACTS

ARTICLES OF ASSOCIATION REALM THERAPEUTICS PLC

PUBLIC COMPANY LIMITED BY SHARES
Adopted by special resolution passed on 9 October 2017

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place
78 Cannon Street
London EC4N 6AF
T +44 20 7367 3000
F +44 20 7367 2000

TABLE OF CONTENTS

DEFINITIONS AND INTERPRETATION		1
1.	Definitions and interpretation	1
2.	Limited liability	2
3.	Model articles excluded	3
4.	Form of resolutions	3
SHARE CAPITAL		3
5.	Rights attached to shares	3
6.	Redeemable shares	3
7.	Payment of commissions	3
8.	Trusts not recognised	3
9.	Variation of rights	3
10.	Matters not constituting a variation of rights	3
CERTIFICATES		3
11.	Right to certificates	3
12.	Execution of certificates	4
13.	Replacement certificates	4
14.	Uncertificated securities	4
LIEN		5
15.	Company’s lien	5
16.	Enforcing lien by sale after notice	5
17.	Manner of sale	5
18.	Application of sale proceeds	5
CALLS ON SHARES		5
19.	Calls	5
20.	Time of call	6
21.	Liability of joint holders	6
22.	Interest	6
23.	Sums due on allotment or by way of instalment treated as calls	6
24.	Power to differentiate	6
25.	Advance payment of calls	6
FORFEITURE OF SHARES		6
26.	Notice if call not paid	6
27.	Forfeiture if notice not complied with	7
28.	Notice of forfeiture	7
29.	Sale of forfeited share	7
30.	Arrears to be paid notwithstanding forfeiture	7
31.	Statutory declaration and validity of sale	7
UNTRACED SHAREHOLDERS		8
32.	Power to sell shares of untraced shareholders	8
33.	Manner of sale and creation of debt in respect of net proceeds	8
TRANSFER OF SHARES		9
34.	Form and execution of transfer	9
35.	Right to refuse registration of partly paid share	9
36.	Other rights to refuse registration	9

37.	Notice of refusal	9
38.	No fee for registration	10
39.	Retention of documents	10
40.	Other Registers	10
TRANSMISSION OF SHARES		10
41.	Transmission on death	10
42.	Election by person entitled by transmission	10
43.	Rights in respect of the share	10
ALTERATION OF CAPITAL		10
44.	Fractions	10
PURCHASE OF OWN SHARES		11
45.	Purchase of own shares	11
GENERAL MEETINGS		11
46.	Convening general meetings	11
NOTICE OF GENERAL MEETINGS		11
47.	Length of notice period	11
48.	Contents of notices	11
49.	Omission or non-receipt of notice	11
50.	Change of date, time or place of meeting	12
PROCEEDINGS AT GENERAL MEETINGS		12
51.	Quorum	12
52.	Procedure if quorum not present	12
53.	Chairman of general meeting	12
54.	Directors’ right to attend and speak	12
55.	Meeting at more than one place and/or in a series of rooms	13
56.	Security arrangements	13
57.	Adjournments	13
58.	Notice of adjourned meeting	14
VOTES OF MEMBERS		14
59.	Method of voting	14
60.	Votes of members	14
61.	Votes of joint holders	15
62.	Votes of member suffering incapacity	15
63.	No right to vote where sums overdue on shares	15
64.	Votes on a poll	15
65.	Right to withdraw demand for a poll	15
66.	Procedure if poll demanded	15
67.	When poll to be taken	15
68.	Continuance of other business after poll demanded	16
69.	Proposal or amendment of resolution	16
70.	Amendment of resolution ruled out of order	16
71.	Objections or errors in voting	16
72.	Suspension of rights for non-disclosure of interest	16
PROXIES		18
73.	Execution of an appointment of proxy	18

74.	Times for deposit of an appointment of proxy	18
75.	Form of appointment of proxy	19
76.	Validity of proxy	20
77.	Maximum validity of proxy	20
DIRECTORS		20
78.	Number of Directors	20
79.	No shareholding qualification for Directors	20
REMUNERATION OF DIRECTORS		20
80.	Ordinary remuneration	20
81.	Expenses	20
82.	Extra remuneration	20
ALTERNATE DIRECTORS		21
83.	Appointment, removal and resignation	21
84.	Alternate to be responsible for his own acts and remuneration of alternate	21
EXECUTIVE DIRECTORS		21
85.	Executive Directors	21
POWERS AND DUTIES OF DIRECTORS		22
86.	General powers of the Company vested in the Board	22
DELEGATION OF DIRECTORS’ POWERS		22
87.	Agents	22
88.	Delegation to individual Directors	22
89.	Delegation to committees	22
90.	Power to establish local boards etc	23
SPECIFIC POWERS		23
91.	Provision for employees	23
92.	The Company’s name	23
93.	Borrowing Powers	24
APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS		26
94.	Number to retire by rotation	26
95.	Position of Retiring Director	26
96.	Eligibility for appointment as a Director	27
97.	Power of the Company to appoint Directors	27
98.	Power of the Board to appoint Directors	27
99.	Company’s power to remove a Director and appoint another in his place	27
100.	Vacation of office by Directors	27
DIRECTORS’ INTERESTS		28
101.	Transactions between a Director and the Company or a company in which the Company is interested	28
102.	Conflicts of interest requiring Board authorisation	30
DIRECTORS’ GRATUITIES AND PENSIONS		31
103.	Directors’ gratuities and pensions	31
PROCEEDINGS OF THE BOARD		32
104.	Board meetings	32
105.	Notice of Board meetings	32
106.	Voting	32
107.	Quorum	32

108.	Board vacancies below minimum number	32
109.	Appointment of chairman	32
110.	Competence of the Board	32
111.	Participation in meetings by telephone	33
112.	Written resolutions	33
113.	Company books	33
114.	Validity of acts of the Board or a committee	33
COMPANY SECRETARY		33
115.	Appointment and removal of Company Secretary	33
THE SEAL		34
116.	Use of seal	34
DIVIDENDS		34
117.	Company may declare dividends	34
118.	Board may pay interim dividends and fixed dividends	34
119.	Calculation and currency of dividends	34
120.	Waiver of dividends	34
121.	Non-cash dividends	35
122.	Scrip dividends	35
123.	Enhanced scrip dividends	36
124.	Right to deduct amounts due on shares from dividends	37
125.	No interest on dividends	37
126.	Payment procedure	37
127.	Receipt by joint holders	37
128.	Where payment of dividends need not be made	37
129.	Unclaimed dividends	38
CAPITALISATION OF PROFITS		38
130.	Capitalisation of profits	38
AUTHENTICATION OF DOCUMENTS		39
131.	Authentication of documents	39
RECORD DATES		39
132.	Power to choose record date	39
ACCOUNTS AND OTHER RECORDS		39
133.	Copy of accounts to be sent to members	39
134.	Inspection of records	39
135.	Destruction of documents	40
COMMUNICATIONS		40
136.	Form of communications	40
137.	Communication with joint holders	41
138.	Communication with overseas members	41
139.	Communication with person entitled by transmission	41
140.	When notice deemed served	41
141.	Record date	42
142.	Loss of entitlement to receive communications	42
143.	Notice when post not available	42
WINDING UP		43

144.	Distribution in specie on winding up	43
INDEMNITY		43
145.	Indemnity and provision of funds	43
146.	Power to insure	43

Registered No. 5789798
The Companies Acts
Public Company Limited by Shares
ARTICLES OF ASSOCIATION
of
REALM THERAPEUTICS PLC
(Adopted in substitution for and to the exclusion of all existing articles by a special resolution passed on October 9, 2017)
DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	In these Articles, the following words and expressions have the meanings indicated below:
“AIM”: the market known as AIM operated by the London Stock Exchange
“AIM Rules”: the AIM Rules for Companies as published from time to time by the London Stock Exchange
“these Articles”: these articles of association as originally adopted or as altered from time to time
“Auditors”: the auditors of the Company for the time being or, in the case of joint auditors, any one of them
“Board”: the board of Directors from time to time of the Company or those Directors present at a duly convened meeting of the Directors at which a quorum is present
“cash memorandum account”: an account so designated in relation to the Company by the Operator
“clear days”: in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect
“Depositary”: the holder of a share for the time being held on behalf of another person on the terms of a depositary agreement or a depositary receipt or a similar document
“Director”: a director for the time being of the Company
“holder”: in relation to shares, the member whose name is entered in the Register as the holder of the shares (but, to the extent that these Articles would otherwise conflict with the Statutes, not including the Company itself in relation to shares held as treasury shares)
“London Stock Exchange”: the London Stock Exchange plc
“member”: a member of the Company (but, to the extent that these Articles would otherwise conflict with the Statutes, not including the Company itself in relation to shares held as treasury shares)
“Office”: the registered office of the Company
“paid up”: paid up or credited as paid up
“Register”: the register of members of the Company
“Regulations”: the Uncertificated Securities Regulations 2001
“relevant system”: the computer-based system, and procedures, which enable title to units of a security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters in accordance with the Regulations
“Seal”: the common seal of the Company or any official seal kept by the Company pursuant to the Statutes

“Secretary”: the secretary of the Company or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary and any person appointed to perform the duties of secretary temporarily or in any particular case
“Statutes”: every statute (including any statutory instrument, order, regulation or subordinate legislation made under it) concerning companies that are incorporated in England and Wales to the extent that it is for the time being in force or (where the context requires) was in force at a particular time, including the Companies Act 2006 and the Regulations
“system’s rules”: the rules, regulations, procedures, facilities and requirements of the relevant system concerned
“Trading Market”: any of the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market
“transfer instruction”: a properly authenticated dematerialised instruction on a relevant system in accordance with the Regulations in such form, in such manner and from such person as the Board may determine
“transmittee”: a person entitled to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law
“United Kingdom”: Great Britain and Northern Ireland

1.2	The expression “debenture” includes debenture stock.

1.3
References to writing include any method of reproducing or representing words, symbols or other information in such form (including in electronic form or by making it available on a website) that it can be read or seen with the naked eye and a copy of it can be retained.

1.4
References to the execution of a document (including where execution is implied, such as in the giving of a written consent) include references to its being executed under hand or under seal or by any other method, and, in relation to anything sent or supplied in electronic form, include references to its being executed by such means and incorporating such information as the Board may from time to time stipulate for the purpose of establishing its authenticity and integrity.

1.5
Unless the context otherwise requires, words or expressions used in these Articles that are defined in the Regulations or the Companies Act 2006 bear those meanings in these Articles (but as if the definitions contemplated their use in these Articles as well as in the relevant legislation), except that the word “company” shall include any body corporate.

1.6
Except where the contrary is stated or the context otherwise requires, any reference to a statute or statutory provision includes any order, regulation, instrument or other subordinate legislation made under it for the time being in force, and any reference to a statute, statutory provision, order, regulation, instrument or other subordinate legislation includes any amendment, extension, consolidation, re-enactment or replacement of it for the time being in force.

1.7	Words importing the singular number only include the plural and vice versa. Words importing the masculine gender include the feminine and neuter gender. Words importing persons include corporations.

1.8	References to a meeting shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

1.9
References to any security as being in certificated form or uncertificated form refer, respectively, to that security being a certificated unit of a security or an uncertificated unit of a security for the purposes of the Regulations.

1.10	Headings are inserted for convenience only and shall not affect the construction of these Articles.

2.	LIMITED LIABILITY

2.1	The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

3.	MODEL ARTICLES EXCLUDED

3.1
None of the relevant model articles (within the meaning of section 20 of the Companies Act 2006) nor the regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 or any other of the Statutes shall apply as regulations of the Company.

4.	FORM OF RESOLUTIONS

4.1	A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under the Statutes or these Articles.
SHARE CAPITAL

5.	RIGHTS ATTACHED TO SHARES

5.1
Subject to the Statutes and without prejudice to any rights attached to any existing shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine (or, in the absence of any such determination or in so far as such ordinary resolution does not make specific provision, as the Board may determine).

6.	REDEEMABLE SHARES

6.1
The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the Board may determine the terms, conditions and manner of redemption of any such shares.

7.	PAYMENT OF COMMISSIONS

7.1
The Company may exercise the powers of paying commissions and brokerage conferred or permitted by the Statutes. Subject to the Statutes, any such commission may be satisfied by the payment of cash or by the allotment (or an option to call for the allotment) of fully or partly paid shares or partly in one way and partly the other.

8.	TRUSTS NOT RECOGNISED

8.1
Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or recognise (except as otherwise provided by these Articles or by law or under an order of a court of competent jurisdiction) any interest in any share except an absolute right to the whole of the share in the holder.

9.	VARIATION OF RIGHTS

9.1
The provisions of the Statutes as to variation of class rights shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class.

10.	MATTERS NOT CONSTITUTING A VARIATION OF RIGHTS

10.1	The rights attached to any share or class of shares shall not, unless otherwise expressly provided by its terms of issue, be deemed to be varied, abrogated or breached by:

10.1.1	the creation or issue of further shares ranking pari passu with it; or

10.1.2	the purchase or redemption by the Company of any of its own shares (whether of that or any other class) or the sale of any shares (of that class or any other class) held as treasury shares.
CERTIFICATES

11.	RIGHT TO CERTIFICATES

11.1
Except as otherwise provided in these Articles, every person whose name is entered in the Register as a holder of shares in the Company shall be entitled, within the time specified by the Statutes and without payment, to one certificate for all the shares of each class registered in his name. Upon a transfer of part of the shares of any class registered in his name, every holder shall be entitled without payment to one certificate for the balance in certificated form of his holding. Upon request and upon payment, for every certificate after the first, of such reasonable sum (if any) as the Board may determine, every holder shall be entitled to receive several certificates for certificated shares of one class registered in his name (subject to surrender for cancellation of any existing certificate representing such shares). Every holder shall be entitled to receive one certificate in substitution for several certificates for certificated shares of one class registered in his name upon surrender to the Company of all the share certificates representing such shares.

11.2
Subject as provided in the preceding part of this Article, the Company shall not be bound to issue more than one certificate in respect of certificated shares registered in the names of two or more persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

12.	EXECUTION OF CERTIFICATES

12.1
Every certificate for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates or similar documents) shall be issued under the Seal (or in such other manner as the Board, having regard to the terms of issue, the Statutes and the requirements of the the AIM Rules may authorise) and each share certificate shall specify the shares to which it relates, the distinguishing number (if any) of the shares and the amount paid up on the shares. The Board may determine, either generally or in relation to any particular case, that any signature on any certificate need not be autographic but may be applied by some mechanical or other means, or printed on the certificate, or that certificates need not be signed.

13.	REPLACEMENT CERTIFICATES

13.1
If a share certificate for certificated shares is worn out, defaced or damaged then, upon its surrender to the Company, it shall be replaced free of charge. If a share certificate for certificated shares is or is alleged to have been lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of any exceptional out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board thinks fit. The Company shall be entitled to treat an application for a replacement certificate made by one of joint holders as being made on behalf of all the holders concerned.

14.	UNCERTIFICATED SECURITIES

14.1
Unless otherwise determined by the Board and permitted by the Regulations, the Company shall not issue and no person shall be entitled to receive a certificate in respect of any share or other security issued by the Company for so long as it is in uncertificated form.

14.2
Conversion of securities in certificated form into uncertificated form, and vice versa, may be made in such manner as the Board may, in its absolute discretion, think fit (subject always to the Statutes and the facilities and requirements of the relevant system).

14.3
All registers of holders relating to securities issued by the Company will be maintained as required by the Regulations and by the rules of the relevant system and will distinguish between securities held in uncertificated form and securities held in certificated form. Unless the Board shall otherwise determine, holdings of the same holder or joint holders in certificated form shall be treated as separate from the same person or persons’ holdings in uncertificated form, but a class of securities shall not be treated as two classes by virtue only of the fact that it comprises securities in certificated form and securities in uncertificated form (even if, as a result of any provision of these Articles or the Regulations, securities are treated differently according to whether they are in certificated or uncertificated form).

14.4	No certificate will normally be issued in respect of securities held by a financial institution.

14.5	The provisions of these Articles shall not apply to shares of any class which are in uncertificated form to the extent that such Articles are inconsistent with:

14.5.1	the holding of shares of that class in uncertificated form;

14.5.2	the transfer of title to shares of that class by means of a relevant system; or

14.5.3	any provision of the Regulations
but notwithstanding this the Board may require the Operator of a relevant system to convert any share held in uncertificated form into certificated form in order to enable the Company to deal with the share in accordance with these Articles.
LIEN

15.	COMPANY'S LIEN

15.1
The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company’s lien on a share shall extend to any amount payable in respect of it.

15.2	The Board may at any time resolve that any share shall be wholly or in part exempt from this Article.

16.	ENFORCING LIEN BY SALE AFTER NOTICE

16.1
The Company may sell, in such manner as the Board determines, any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after a notice has been given to the holder of the share or the relevant transmittee, demanding payment and indicating that if the notice is not complied with the shares will be sold.

17.	MANNER OF SALE

17.1	To give effect to a sale, the Board may:

17.1.1	in the case of shares held in certificated form, authorise and instruct some person (which may include the holder of shares concerned) to execute an instrument of transfer of the shares sold; and

17.1.2
in the case of shares held in uncertificated form, subject to the system’s rules, require the Operator of a relevant system to convert any such share into certificated form in order to enable the Company to deal with the share in accordance with this Article, and after such conversion authorise and instruct some person to execute an instrument of transfer of the share (and to take such other steps as may be necessary to give effect to the sale);

in each case to, or in accordance with the directions of, the purchaser and the transfer will be valid even if in respect of any of the shares no certificate accompanies the instrument of transfer. The transferee shall not be bound to see to the application of the purchase money and his title to the shares shall not be affected by any irregularity or invalidity of the proceedings in reference to the sale.

18.	APPLICATION OF SALE PROCEEDS

18.1
The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (in the case of shares held in certificated form, upon surrender to the Company for cancellation of the certificate for the shares sold and in the case of shares held in uncertificated form, within a reasonable time following receipt by the Company of the net proceeds of sale and subject in each such case to a like lien for any monies not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares immediately before the sale.

CALLS ON SHARES

19.	CALLS

19.1
Subject to the terms of issue, the Board may from time to time make calls upon the members in respect of any money unpaid on their shares (whether in respect of the nominal amount or by way of premium). Each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares.

A call may be made payable by instalments. A call may, at any time before receipt by the Company of any sum due under the call, be revoked in whole or in part and payment of a call may be postponed in whole or in part, as the Board may determine.

19.2	A person upon whom a call is made shall remain liable for all calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

20.	TIME OF CALL

20.1	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

21.	LIABILITY OF JOINT HOLDERS

21.1	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

22.	INTEREST

22.1
If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay all costs, charges and expenses that the Company may have incurred by reason of such non-payment, together with interest on the amount unpaid from the day it became due and payable until the day it is paid at the rate fixed by the terms of issue of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by section 609 of the Companies Act 2006) but the Board may waive payment of the interest wholly or in part.

23.	SUMS DUE ON ALLOTMENT OR BY WAY OF INSTALMENT TREATED AS CALLS

23.1
An amount payable in respect of a share on allotment or at any fixed date, whether in respect of the nominal amount of the share or by way of premium or as an instalment of a call, shall be deemed to be a call and, if it is not paid these Articles shall apply as if that amount had become due and payable by virtue of a call.

24.	POWER TO DIFFERENTIATE

24.1	Subject to the terms of issue, the Board may, on the issue of shares, differentiate between the allottees or holders in the amount of calls to be paid and the times of payment.

25.	ADVANCE PAYMENT OF CALLS

25.1
The Board may, if it thinks fit, receive from any member willing to advance them all or any part of the monies unpaid and uncalled upon the shares held by him and may pay interest upon the monies so advanced (to the extent such monies exceed the amount of the calls due and payable upon the shares in respect of which they have been advanced) at such rate (not exceeding 15 per cent. per annum unless the Company by ordinary resolution otherwise directs) as the Board may determine.

25.2	A payment in advance of calls shall extinguish, to the extent of it, the liability upon the shares in respect of which it is advanced.
FORFEITURE OF SHARES

26.	NOTICE IF CALL NOT PAID

26.1
If a call or instalment of a call remains unpaid after it has become due and payable, the Board may at any time serve a notice on the holder requiring payment of so much of the call or instalment as remains unpaid together with any interest which may have accrued thereon and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall specify a further day (not being less than 14 clear days from the date of the notice) on or before which, and the place where the payment required by the notice is to be made and shall indicate that if the notice is not complied with the shares in respect of which the call was made or instalment is payable will be liable to be forfeited.

26.2	The Board may accept the surrender of any share liable to be forfeited and, in such case, references in these Articles to forfeiture shall include surrender.

27.	FORFEITURE IF NOTICE NOT COMPLIED WITH

27.1
If any notice served under the immediately preceding Article (Notice if call not paid) is not complied with, any share in respect of which the notice was given may, before payment of all calls or instalments and interest due in respect of it is made, be forfeited by (and with effect from the time of the passing of) a resolution of the Board that such share be forfeited. The forfeiture shall include all dividends declared and other monies payable in respect of the forfeited shares and not paid before the forfeiture.

28.	NOTICE OF FORFEITURE

28.1
When any share has been forfeited, notice of the forfeiture shall be served upon the person who was, before the forfeiture, the holder of the share, but a forfeiture shall not be invalidated by any failure to give such notice. An entry of such notice and an entry of the forfeiture with the date thereof shall forthwith be made in the Register in respect of such share. However, no forfeiture shall be invalidated by any omission to make such entries as aforesaid.

29.	SALE OF FORFEITED SHARE

29.1
Until cancelled in accordance with the Statutes, a forfeited share shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was the holder before the forfeiture or to any other person upon such terms and in such manner as the Board thinks fit. To give effect to a sale or other disposal, the Board may:

29.1.1	in the case of shares held in certificated form, authorise and instruct some person (which may include the holder of shares concerned) to execute an instrument of transfer of the shares; and

29.1.2
in the case of shares held in uncertificated form, subject to the system’s rules, require the Operator of a relevant system to convert any such share into certificated form in order to enable the Company to deal with the share in accordance with this Article, and after such conversion authorise and instruct some person to execute an instrument of transfer of the share (and to take such other steps as may be necessary to give effect to the sale or disposal);

to the designated transferee (and the transfer will be valid even if in respect of any of the shares no certificate accompanies the instrument of transfer). The Company may receive any consideration given for the share on its disposal and may register the transferee as holder of the share. At any time before a sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.

30.	ARREARS TO BE PAID NOTWITHSTANDING FORFEITURE

30.1
A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares and, in the case of shares held in certificated form, shall surrender to the Company for cancellation the certificate for the forfeited shares but in all cases shall remain liable to the Company for all monies which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest thereon from the date of forfeiture until payment at such rate (not exceeding 15 per cent. per annum) as the Board may determine.

30.2
The Board may waive payment wholly or in part and the Board may enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

31.	STATUTORY DECLARATION AND VALIDITY OF SALE

31.1
A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject to the completion of any formalities necessary to effect a transfer) constitute a good title to the share and the person to whom the share is disposed of shall be registered as the holder of the share and shall be discharged from all calls made prior to such disposition and shall not be bound to see to the application of the consideration (if any), nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale, re-allotment or other disposal of the share.
UNTRACED SHAREHOLDERS

32.	POWER TO SELL SHARES OF UNTRACED SHAREHOLDERS

32.1	Subject to the Regulations, the Company shall be entitled to sell at the best price reasonably obtainable any shares of a holder or transmittee if in respect of those shares:

32.1.1
no cheque, warrant or other financial instrument or payment sent by the Company in the manner authorised by these Articles has been cashed for a period of at least 12 years (the “qualifying period”) and in the qualifying period the Company has paid at least three dividends and no dividend has been claimed;

32.1.2
the Company has at the expiration of the qualifying period given notice of its intention to sell such shares by two advertisements, one in a national newspaper published in the United Kingdom and the other in a newspaper circulating in the area in which the last known address of the holder or the address at which service of notices may be effected in the manner authorised by these Articles is located;

32.1.3
so far as the Board is aware, the Company has not during the qualifying period or the period of three months after the date of such advertisements (or the later of the two dates if they are published on different dates) and prior to the exercise of the power of sale received any communication from the holder or transmittee and where this power has arisen and at the time of its exercise that holder or transmittee holds, or is entitled by transmission to hold, any other shares issued in right of the shares to be sold, this power shall be deemed to have arisen also in relation to those other shares.

33.	MANNER OF SALE AND CREATION OF DEBT IN RESPECT OF NET PROCEEDS

33.1	To give effect to any sale pursuant to the immediately preceding Article, the Board may:

33.1.1	in the case of shares held in certificated form, authorise and instruct some person (which may include the holder of shares concerned) to execute an instrument of transfer of the shares; and

33.1.2
in the case of shares held in uncertificated form, subject to the system’s rules, require the Operator of a relevant system to convert any such share into certificated form in order to enable the Company to deal with the share in accordance with this Article, and after such conversion authorise and instruct some person to execute an instrument of transfer of the share (and to take such other steps as may be necessary to give effect to the sale or disposal);

and such instrument of transfer and the taking of such other steps as may be necessary shall be as effective as if they had been executed by the holder or transmittee of the shares. The transfer will be valid even if in respect of any of the shares no certificate accompanies the instrument of transfer. The transferee shall not be bound to see to the application of the purchase money and his title shall not be affected by any irregularity in, or invalidity of, the proceedings relating to the sale.

33.2
The net proceeds of sale shall belong to the Company, which shall be indebted to the former holder or transmittee for an amount equal to such proceeds and shall enter the name of such former member or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of it and the Company shall not be required to account for any monies earned on the net proceeds, which may be employed in the business of the Company or otherwise invested as the Board thinks fit.

TRANSFER OF SHARES

34.	FORM AND EXECUTION OF TRANSFER

34.1
Subject to such of the restrictions of these Articles as may be applicable, a member may transfer all or any of his shares, in the case of shares held in certificated form, by an instrument of transfer in any usual form or in any other form which the Board may approve or, in the case of shares held in uncertificated form, in accordance with the Regulations and the system’s rules and otherwise in such manner as the Board in its absolute discretion shall determine. An instrument of transfer shall be executed by or on behalf of the transferor and (unless the share is fully paid) by or on behalf of the transferee. Subject to the Statutes, the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect of it.

34.2	Subject to the Statutes and notwithstanding any other provisions of these Articles, the Board shall have power to implement any arrangements it may think fit to enable:

34.2.1
title to any securities of the Company to be evidenced and transferred without a written instrument in accordance with the Regulations and the facilities and requirements of the relevant system concerned; and

34.2.2
rights attaching to such securities to be exercised notwithstanding that such securities are held in uncertificated form where, in the Board’s opinion, these Articles do not otherwise allow or provide for such exercise.

35.	RIGHT TO REFUSE REGISTRATION OF SHARES

35.1
Subject to the Statutes, the Board may refuse to register the transfer of a certificated share which is not fully paid or on which the Company has a lien provided that, where any such shares are admitted to trading on AIM, such discretion may not be exercised in such a way as to prevent dealings in the shares of that class from taking place on an open and proper basis.

36.	OTHER RIGHTS TO REFUSE REGISTRATION

36.1	Subject to the Statutes, the Board may also refuse to register the transfer of a share:

36.1.1
in the case of shares held in certificated form, if it is not lodged, duly stamped (if necessary), at the Office or at such other place as the Board may appoint and accompanied by the certificate for the shares to which it relates (where a certificate has been issued in respect of the shares and these Articles do not provide for such a transfer to be valid without production of the certificate) and/or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

36.1.2	if it is not in respect of one class of share only;

36.1.3	if it is not in favour of four or fewer transferees;

36.1.4	if it is in favour of a minor, bankrupt or person of mental ill health;

36.1.5	without prejudice to the foregoing, in the case of shares held in uncertificated form, in any other circumstances permitted by the Regulations and/or the system’s rules; or

36.1.6	where the Board is obliged or entitled to refuse to do so as a result of any failure to comply with a notice under section 793 of the Companies Act 2006.

37.	NOTICE OF REFUSAL

37.1
If the Board refuses to register a transfer it shall, in the case of shares held in certificated form, within two months after the date on which the transfer was lodged and, in the case of shares held in uncertificated form, within two months after the date on which the relevant Operator-instruction was received by or on behalf of the Company, send to the transferee notice of the refusal together with its reasons for the refusal.

38.	NO FEE FOR REGISTRATION

38.1	No fee shall be charged for the registration of any instrument of transfer or document relating to or affecting the title to any share.

39.	RETENTION OF DOCUMENTS

39.1
Any instrument of transfer which is registered may be retained by the Company, but any instrument of transfer which the Board refuses to register shall be returned to the person lodging it when notice of the refusal is given.

40.	OTHER REGISTERS

40.1
Subject to the Statutes, the Company may keep an overseas, local or other register in any place, and the Board may make and vary such regulations as it may think fit concerning the keeping of that register.

TRANSMISSION OF SHARES

41.	TRANSMISSION

41.1
Where transmission occurs in relation to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law, the survivor or survivors (in the case of death) where he was a joint holder, and the transmittee where he was a sole holder or the only survivor of joint holders shall be the only person recognised by the Company as having any title to his shares; but nothing contained in this Article shall release the estate of a deceased member from any liability in respect of any share solely or jointly held by him.

42.	ELECTION BY TRANSMITTEE

42.1
A transmittee may, upon such evidence being produced as the Board may require and subject (where relevant) to the system’s rules, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect. If he elects to have another person registered, he shall, subject (where relevant) to the system’s rules, effect or procure a transfer of the share in favour of that person. Subject to the Statutes, all the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if the death or bankruptcy of the member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer executed by the member.

43.	RIGHTS IN RESPECT OF THE SHARE

43.1
A transmittee shall have the same rights to which he would be entitled if he were the holder of the share concerned, except that he shall not be entitled in respect of it to attend or vote at any general meeting of the Company or at any separate meeting of the holders of any class of shares in the Company until he is registered as the holder of the share. The Board may at any time give notice to such person requiring him to elect either to become the holder of the share or to transfer the share and, if the notice is not complied with within 60 clear days from the date of the notice, the Board may withhold payment of all dividends and other monies payable in respect of the share until he complies with the notice.

ALTERATION OF CAPITAL

44.	FRACTIONS

44.1
Whenever as a result of a consolidation, division or sub-division of shares any member would become entitled to fractions of a share, the Board may deal with the fractions as it thinks fit and, in particular, may sell the shares representing the fractions to any person (including, subject to the Statutes, the Company) and may distribute the net proceeds of sale in due proportion among those members except for amounts of £5.00 or less, which shall be retained for the benefit of the Company. To give effect to any such sale, the Board may authorise and instruct a person to take such steps as may be necessary (subject, in the case of shares held in uncertificated form, to the system’s rules) to transfer or deliver the shares to, or in accordance with the directions of, the purchaser. Subject to the Statutes, where a shareholder holds shares in both certificated and uncertificated form, the Board may for these purposes treat them as separate holdings, and may at its discretion arrange for any shares representing fractions to be entered in the Register as held in certificated or uncertificated form in order to facilitate their sale under this Article. The transferee shall not be bound to see to the application of the purchase money and his title shall not be affected by any irregularity in, or invalidity of, the proceedings relating to the sale.
PURCHASE OF OWN SHARES

45.	PURCHASE OF OWN SHARES

45.1
Subject to the Statutes and to any rights conferred on the holders of any class of shares, the Company may not purchase any of its shares unless the purchase has been sanctioned by a special resolution passed at a separate general meeting (or meetings if there is more than one class) of the holders of any shares which entitle the holders to convert them into equity share capital of the Company.

45.2
On a purchase by the Company of its own shares, neither the Company nor the Board shall be required to select the shares to be purchased rateably or in any particular manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital attached to any class of shares.

GENERAL MEETINGS

46.	CONVENING GENERAL MEETINGS

46.1	The Board may convene a general meeting whenever it thinks fit and shall do so on requisition in accordance with the Statutes.
NOTICE OF GENERAL MEETINGS

47.	LENGTH OF NOTICE PERIOD

47.1
An annual general meeting shall be convened by at least 21 clear days’ notice. Subject to the Statutes, all other general meetings shall be convened by at least 14 clear days’ notice. Subject to these Articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all transmittees and to the Directors and Auditors.

48.	CONTENTS OF NOTICES

48.1	Every notice calling a general meeting shall specify:

48.1.1	the place, the day and the time of the meeting and the general nature of the business to be transacted;

48.1.2
(if such is the case) that the meeting is an annual general meeting and, if the notice is given more than six weeks before the annual general meeting, a statement of the right in accordance with the Statutes to require notice of a resolution to be moved or a matter to be included in the business of the meeting;

48.1.3	(if such is the case) that the meeting is convened to pass a special resolution; and

48.1.4
with reasonable prominence that a member is entitled to appoint one or more proxies to exercise all or any of his rights to attend, speak and vote at the meeting, that a proxy need not be a member, and the address or addresses where appointments of proxy are to be deposited, delivered or received insofar as any such address is other than the postal address of the Office.

49.	OMISSION OR NON-RECEIPT OF NOTICE

49.1
No proceedings at any meeting shall be invalidated by any accidental omission to give notice of the meeting, or to send an instrument of proxy, to any person entitled to receive it or, in the case of notice in electronic form or made available by means of a website, to invite any such person to appoint a proxy, or by reason of any such person not receiving any such notice, instrument or invitation.

50.	CHANGE OF DATE, TIME OR PLACE OF MEETING

50.1
If for any reason the Board considers it impractical or undesirable to hold a meeting on the day, at the time or in the place specified in the notice calling the meeting it can change the date, time and place of the meeting (or whichever it requires), and may do so more than once in relation to the same meeting. References in these Articles to the time of the holding of the meeting shall be construed accordingly. The Board will, insofar as it is practicable, announce by advertisement in at least one newspaper with a national circulation the date, time and place of the meeting as changed, but it shall not be necessary to restate the business of the meeting in that announcement.

PROCEEDINGS AT GENERAL MEETINGS

51.	QUORUM

51.1
No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman of the meeting. Except as otherwise provided by these Articles, two members present in person or by proxy and entitled to vote shall be a quorum for all purposes.

52.	PROCEDURE IF QUORUM NOT PRESENT

52.1
If within five minutes (or such longer time not exceeding one hour as the chairman of the meeting may decide to wait) after the time appointed for the commencement of the meeting a quorum is not present, the meeting shall (if requisitioned in accordance with the Statutes) be dissolved or (in any other case) stand adjourned to such other day (not being less than ten clear days nor more than 28 days later) and at such time and place as the chairman of the meeting may decide and at such adjourned meeting one member present in person or by proxy (whatever the number of shares held by him) and entitled to vote shall be a quorum.

52.2
The Company shall give not less than seven clear days’ notice of any meeting adjourned through want of a quorum and the notice shall specify that one member present in person or by proxy (whatever the number of shares held by him) and entitled to vote shall be a quorum.

53.	CHAIRMAN OF GENERAL MEETING

53.1
The chairman (if any) of the Board or, in his absence, the deputy chairman (if any) shall preside as chairman at every general meeting. If there is no such chairman or deputy chairman, or if at any meeting neither the chairman nor a deputy chairman is present within five minutes after the time appointed for the commencement of the meeting, or if neither of them is willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman, if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote shall elect one of their number to be chairman.

53.2
The chairman of the meeting may invite any person to attend and speak at any general meeting of the Company whom he considers to be equipped by knowledge or experience of the Company’s business to assist in the deliberations of the meeting.

53.3
The decision of the chairman of the meeting as to points of order, matters of procedure or arising incidentally out of the business of a general meeting shall be conclusive, as shall be his decision, acting in good faith, on whether a point or matter is of this nature.

54.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

54.1
A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

54.2	A person is able to exercise the right to vote at a general meeting when:

54.2.1	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

54.2.2	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

54.3	The Directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

54.4	Each Director shall be entitled to attend and to speak at any general meeting of the Company and at any separate general meeting of the holders of any class of shares or debentures in the Company.

55.	MEETING AT MORE THAN ONE PLACE AND/OR IN A SERIES OF ROOMS

55.1
A general meeting or adjourned meeting may be held at more than one place. The notice of meeting will specify the place at which the chairman will be present (the “Principal Place”) and a letter accompanying the notice will specify any other place(s) at which the meeting will be held simultaneously (but any failure to do this will not invalidate the notice of meeting).

55.2
A general meeting or adjourned meeting will be held in one room or a series of rooms at the place specified in the notice of meeting or any other place at which the meeting is to be held simultaneously.

55.3	If the meeting is held in more than one place and/or in a series of rooms, it will not be validly held unless all persons entitled to attend and speak at the meeting are able:

55.3.1	if excluded from the Principal Place or the room in which the chairman is present, to attend at one of the other places or rooms; and

55.3.2	to communicate with one another audio-visually throughout the meeting.

55.4
The Board may make such arrangements as it thinks fit for simultaneous attendance and participation at the meeting and may vary any such arrangements or make new arrangements. Arrangements may be notified in advance or at the meeting by whatever means the Board thinks appropriate to the circumstances. Each person entitled to attend the meeting will be bound by the arrangements made by the Board.

55.5
Where a meeting is held in more than one place and/or a series of rooms, then for the purpose of these Articles the meeting shall consist of all those persons entitled to attend and participate in the meeting who attend at any of the places or rooms.

56.	SECURITY ARRANGEMENTS

56.1
The Board may direct that persons entitled to attend any general meeting should submit to such searches or other security arrangements or restrictions as the Board shall consider appropriate in the circumstances and the Board may in its absolute discretion refuse entry to such general meeting to any person who fails to submit to such searches or otherwise to comply with such security arrangements or restrictions. If any person has gained entry to a general meeting and refuses to comply with any such security arrangements or restrictions or disrupts the proper and orderly conduct of the general meeting, the chairman of the meeting may at any time without the consent of the general meeting require such person to leave or be removed from the meeting.

57.	ADJOURNMENTS

57.1
The chairman of the meeting may at any time without the consent of the meeting adjourn any meeting (whether or not it has commenced or a quorum is present) either indefinitely or to such time and place as he may decide if it appears to him that:

57.1.1	the persons entitled to attend cannot be conveniently accommodated in the place appointed for the meeting;

57.1.2	the conduct of persons present prevents, or is likely to prevent, the orderly continuation of business; or

57.1.3	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

57.2
In addition, the chairman of the meeting may at any time with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting either indefinitely or to such time and place as he may decide. When a meeting is adjourned indefinitely the time and place for the adjourned meeting shall be fixed by the Board.

57.3	No business shall be transacted at any adjourned meeting except business which might properly have been transacted at the meeting had the adjournment not taken place.

58.	NOTICE OF ADJOURNED MEETING

58.1
If a meeting is adjourned indefinitely or for 30 days or more or for lack of a quorum, at least seven clear days’ notice specifying the place, the day and the time of the adjourned meeting shall be given, but it shall not be necessary to specify in the notice the nature of the business to be transacted at the adjourned meeting. Otherwise, it shall not be necessary to give notice of an adjourned meeting.

VOTES OF MEMBERS

59.	METHOD OF VOTING

59.1
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands a poll is duly demanded. Subject to the Statutes, a poll may be demanded by:

59.1.1	the chairman of the meeting;

59.1.2	at least five members or proxies entitled to vote on the resolution;

59.1.3
any member or proxy alone or together with one or more others representing in aggregate at least one-tenth of the total voting rights of all the members having the right to attend and vote on the resolution (excluding any voting rights attached to any shares held as treasury shares); or

59.1.4
any member or proxy alone or together with one or more others holding or having been appointed in respect of shares conferring a right to vote on the resolution, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right (excluding any voting rights attached to any shares held as treasury shares).

59.2
Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

60.	VOTES OF MEMBERS

60.1
Subject to the Statutes, to any rights or restrictions attached to any shares and to any other provisions of these Articles, on a show of hands every member who is present in person shall have one vote and on a poll every member shall have one vote for every share of which he is the holder. If the notice of the meeting has specified a time (which is not more than 48 hours, taking no account of any part of a day that is not a working day, before the time fixed for the meeting) by which a person must be entered on the Register in order to have the right to attend and vote at the meeting, no person registered after that time shall be eligible to attend and vote at the meeting by right of that registration, even if present at the meeting. References in these Articles to members present in person shall be construed accordingly.

61.	VOTES OF JOINT HOLDERS

61.1
In the case of joint holders of a share who are entitled to vote the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the Register.

62.	VOTES OF MEMBER SUFFERING INCAPACITY

62.1
A member in respect of whom an order has been made by any competent court or official on the ground that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs may vote, whether on a show of hands or on a poll, by any person authorised in such circumstances to do so on his behalf and that person may vote on a poll by proxy. The vote of such member shall not be valid unless evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote is deposited at the Office, or at such other place as is specified in accordance with these Articles for the deposit of appointments of proxy in hard copy form, not later than the last time at which an appointment of proxy should have been delivered in order to be valid for use at that meeting or on the holding of that poll.

63.	NO RIGHT TO VOTE WHERE SUMS OVERDUE ON SHARES
No member shall, unless the Board otherwise decides, vote at any general meeting or at any separate meeting of holders of any class of shares in the Company, either in person or by proxy, or exercise any other right or privilege as a member in respect of any share in the Company held by him unless all monies presently payable by him in respect of that share have been paid.

64.	VOTES ON A POLL

64.1	On a poll, a member entitled to more than one vote on a poll need not, if he votes, use all his votes or cast all the votes he uses in the same way.

65.	RIGHT TO WITHDRAW DEMAND FOR A POLL

65.1
The demand for a poll may, before the earlier of the close of the meeting and the taking of the poll, be withdrawn but only with the consent of the chairman of the meeting and, if a demand is withdrawn, any other persons entitled to demand a poll may do so. If a demand is withdrawn, it shall not be taken to have invalidated the result of a show of hands declared before the demand was made. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the chairman of the meeting may give whatever directions he considers necessary to ensure that the business of the meeting proceeds as it would have if the demand had not been made.

66.	PROCEDURE IF POLL DEMANDED

66.1
If a poll is duly demanded, it shall be taken in such manner as the chairman of the meeting directs and he may appoint scrutineers (who need not be persons entitled to vote) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67.	WHEN POLL TO BE TAKEN

67.1
A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or on such date (being not more than 30 days after the poll is demanded) and at such time and place and in such manner or by such means as the chairman of the meeting directs. No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case, at least seven clear days’ notice shall be given specifying the time and place at which the poll is to be taken. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

68.	CONTINUANCE OF OTHER BUSINESS AFTER POLL DEMANDED

68.1	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

69.	PROPOSAL OR AMENDMENT OF RESOLUTION

69.1
A resolution proposed by the chairman of the meeting does not need to be seconded. In the case of a resolution duly proposed as a special resolution, no amendment to that resolution (other than an amendment to correct an obvious error) may be considered or voted upon. In the case of a resolution duly proposed as an ordinary resolution, no amendment to that resolution (other than an amendment to correct an obvious error) may be considered or voted upon unless at least 48 hours prior to the time appointed for holding the meeting or adjourned meeting at which such ordinary resolution is to be proposed notice of the terms of the amendment and of the intention to move the amendment has been lodged in writing in hard copy form at the Office or received in electronic form at the electronic address at which the Company has or is deemed to have agreed to receive it, or the chairman of the meeting in his absolute discretion decides in good faith that it may be considered and voted upon.

70.	AMENDMENT OF RESOLUTION RULED OUT OF ORDER

70.1
If an amendment is proposed to any resolution under consideration which the chairman of the meeting rules out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

71.	OBJECTIONS OR ERRORS IN VOTING

71.1	If:

71.1.1	any objection shall be raised to the qualification of any voter;

71.1.2	any votes have been counted which ought not to have been counted or which might have been rejected; or

71.1.3	any votes are not counted which ought to have been counted
the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless it is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman of the meeting decides that the same may have affected the decision of the meeting. The decision of the chairman of the meeting on such matters shall be conclusive.

72.	SUSPENSION OF RIGHTS FOR NON-DISCLOSURE OF INTEREST

72.1
If a member, or any other person appearing to be interested in shares held by that member, has been duly given a notice under section 793 of the Companies Act 2006 (a “Disclosure Notice”) and has failed in relation to any shares (the “default shares”) to give the Company the information required by such notice within 14 days of the date of such notice, then (unless the Board shall determine otherwise) from the expiry of that period:

72.1.1
the member shall not be entitled in respect of the default shares to be present or to vote (in person, by proxy or, if it is a corporation, by representative) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll; and

72.1.2	where the default shares represent at least 0.25 per cent. of the issued shares of the Company or the class in question (in either case, calculated exclusive of shares held as treasury shares):

(a)
any dividend (including shares issued in lieu of dividends) or other monies payable in respect of the default shares shall be withheld by the Company, which shall not have any obligation to pay interest on it; and

(b)	no transfer, other than an excepted transfer, of any shares held by the member shall be registered unless the member is not himself in default as regards supplying the information required and the transfer is of part only of the member’s holding and when lodged for registration is accompanied by a certificate from the member in a form satisfactory to the Board that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer.

72.2
Where, on the basis of information obtained from a member in respect of any share held by him or from any other person appearing to be interested in such share, the Company gives a Disclosure Notice to any other person, it shall also send a copy of the notice to that member, but any failure to do so, or the non-receipt of the copy by the member, shall not invalidate or otherwise affect the operation of this Article.

72.3
Where default shares in which a person appears to be interested are held by a Depositary, the provisions of this Article shall be treated as applying only to those shares held by the Depositary in which such person appears to be interested and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Depositary.

72.4
Where the member on which a Disclosure Notice is served is a Depositary acting in its capacity as such, the obligations of the Depositary as a member of the Company shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by it pursuant to the arrangements entered into by the Company or approved by the Board pursuant to which it was appointed as a Depositary.

72.5
Except to the extent that they are default shares by virtue of Article 72.1, any new shares in the Company issued in right of any default share shall be subject to the same restrictions in this Article as apply to the default share and for as long as they so apply. The Board may make any right to an allotment of the new shares subject to such restrictions when those shares are issued (and may for that purpose require the new shares to be issued and held in certificated form).

72.6
Where any restrictions imposed under this Article apply in relation to any shares, they shall cease to have effect if and when, and to the extent that, the Board so determines, except that particular shares shall in any event automatically cease to be subject to any such restrictions seven days after the earlier of (a) receipt by the Board of notice that such shares are the subject of an excepted transfer and (b) due compliance, to the satisfaction of the Board, with the relevant Disclosure Notice. If any or all of the restrictions in this Article shall cease to apply to particular shares, any dividends and other monies withheld by reason of a restriction which then ceases to apply shall be paid without interest to the person who would have been entitled to them if that restriction had not applied, or as he may direct.

72.7
This Article is in addition to, and shall not in any way prejudice or affect, the statutory rights of the Company arising from any failure by any person to give any information required by a Disclosure Notice within the time specified in it. For the purpose of this Article, a Disclosure Notice may require any information to be given before the expiry of 14 days from the date of the notice.

72.8	In this Article:

72.8.1	an “excepted transfer” means

(a)	a transfer pursuant to acceptance of a takeover bid;

(b)
a transfer in consequence of a sale of the entire interest in the shares the subject of the transfer on a recognised investment exchange or on any other stock exchange outside the United Kingdom on which shares in the Company of that description are normally traded; or

(c)
a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of such an entire interest otherwise than on any such stock exchange to a person who is not connected with the relevant member or with a person appearing to be interested in the shares the subject of the transfer;

72.8.2
a “person appearing to be interested” in any shares means any person named in a response to a Disclosure Notice as being so interested or shown in any register kept by the Company under the Companies Act 2006 as so interested or, taking into account any response or failure to respond to such notice or to any other statutory notice or any other relevant information, any person whom the Company has reasonable cause to believe is so interested; and

72.8.3
references to a person having failed to give the Company the information required by a Disclosure Notice, or being in default as regards supplying such information, include (without limitation) (i) references to his having failed or refused to give all or any part of it and (ii) references to his having given information which he knows to be false in a material particular or his having recklessly given information which is false in a material particular.

Notwithstanding anything to the contrary in this Article, no restriction shall apply by virtue of this Article to the extent that applying the restriction would contravene the Regulations, but, subject to the system’s rules, the Board may require the Operator of a relevant system to convert any share held in uncertificated form into certificated form in order to enable the Company to impose restrictions in relation to the share in accordance with this Article.
PROXIES

73.	EXECUTION OF AN APPOINTMENT OF PROXY

73.1	If the appointment of a proxy is:

73.1.1
in hard copy form, it shall be executed under the hand of the appointor or of his attorney authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign it;

73.1.2	in electronic form, it shall be executed by or on behalf of the appointor.

73.2
Subject as provided in this Article, in the case of an appointment of proxy purporting to be executed on behalf of a corporation by an officer of that corporation it shall be assumed, unless the contrary is shown, that such officer was duly authorised to do so on behalf of that corporation without further evidence of that authorisation.

73.3
The Board may (but need not) allow proxy appointments to be made in electronic form, and if it does it may make such appointments subject to such stipulations, conditions or restrictions, and require such evidence of valid execution, as the Board thinks fit.

73.4	A proxy need not be a member of the Company.

74.	TIMES FOR DEPOSIT OF AN APPOINTMENT OF PROXY

74.1	The appointment of a proxy shall:

74.1.1
if in hard copy form, be deposited at the Office (or at such other address within the United Kingdom as is specified for the purpose in the notice convening the meeting or in the instrument) not less than 48 hours, taking no account of any part of a day that is not a working day, before the time of the holding of the meeting or adjourned meeting at which the person named in the appointment proposes to vote, or by such later time as is specified in the notice or instrument; or

74.1.2	if in electronic form, where an address has been specified for the purpose of receiving documents or information by electronic means:

(a)	in the notice convening the meeting, or

(b)	in any instrument of proxy sent out by the Company in relation to the meeting, or

(c)	in any invitation to appoint a proxy by electronic means issued by the Company in relation to the meeting, be received at such address not less than 48 hours, taking no account of any part of a day that is not a working day, before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote, or by such later time as is specified in the notice, instrument or invitation;

74.1.3
in the case of a poll taken more than 48 hours after it is demanded, be deposited or received in that manner after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll, or by such later time as may be specified for the purpose; or

74.1.4
where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to any Director, provided in each case that the power of attorney or other authority (if any) under which it is signed, or a copy of such authority certified notarially or in some other way approved by the Board, has been received in hard copy form (or, to the extent the Directors think fit, in electronic form) at the Office, or at such other address or place within the United Kingdom as is specified for the purpose in the notice convening the meeting or in the instrument, no later than the latest time for receipt of the appointment of proxy. An appointment of proxy that is not deposited, delivered or received in a manner so permitted shall be invalid.

74.2
Except as provided otherwise in any terms and conditions issued, endorsed or adopted by the Board to facilitate the appointment by members of more than one proxy to exercise all or any of the member’s rights at a meeting, when two or more valid but differing appointments of proxy are deposited, delivered or received in respect of the same share for use at the same meeting, the one which is last deposited, delivered or received (regardless of its date or of the date of execution) shall be treated as replacing the others as regards that share; if the Company is unable to determine which was last deposited, delivered or received, none of them shall be treated as valid in respect of that share. The deposit, delivery or receipt of an appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned.

75.	FORM OF APPOINTMENT OF PROXY

75.1
The appointment of a proxy shall be in any usual form or any other form that the Board may approve and may relate to more than one meeting. The Board may, if it thinks fit but subject to the Statutes, include with the notice of any meeting forms of appointment of proxy for use at the meeting.

75.2
Appointments of proxies may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions, but the Company shall not be obliged to ascertain that any proxy has complied with those or any other instructions given by the appointor and no decision on any resolution shall be vitiated by reason only that any proxy has not done so.

75.3
A member may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him. The appointment of a proxy shall be deemed to include all the relevant member’s rights to attend and speak at the meeting and vote in respect of the share or shares concerned (but so that each proxy appointed by that member may vote on a show of hands notwithstanding that the member would only have had one vote if voting in person, and may demand or join in demanding a poll as if the proxy held the share or shares concerned) and, except to the extent that the appointment comprises instructions to vote in a particular way, to permit the proxy to vote or abstain as the proxy thinks fit on any business properly dealt with at the meeting, including a vote on any amendment of a resolution put to the meeting or on any motion to adjourn.

75.4
On a vote on a resolution on a show of hands at a meeting, every proxy present who has been duly appointed by one or more members entitled to vote on the resolution has one vote, except that if the proxy has been duly appointed by more than one member entitled to vote on the resolution and:

75.4.1	has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it, or

75.4.2	has been instructed to vote the same way (either for or against) on the resolution by all of those members except those who have given the proxy discretion as to how to vote on the resolution the proxy is entitled to one vote for and one vote against the resolution.

75.5
The appointment shall, unless the contrary is stated in it, be as valid for any adjournment of the meeting as for the meeting to which it relates (regardless of any change of date, time or place effected in accordance with these Articles).

76.	VALIDITY OF PROXY

76.1
Subject to the Statutes, a vote given or poll demanded by proxy shall be valid, notwithstanding the previous determination of the proxy’s authority unless notice of such determination was received by the Company at the Office (or at such other place at which the appointment of proxy was duly deposited or, where the appointment of the proxy was in electronic form, at the address at which such appointment was duly received) not later than the last time at which an appointment of proxy should have been deposited, delivered or received in order to be valid for use at the meeting or on the holding of the poll at which the vote was given or the poll demanded.

77.	MAXIMUM VALIDITY OF PROXY

77.1
A valid appointment of proxy shall cease to be valid after the expiration of 12 months from the date of its execution except that it will remain valid after that for the purposes of a poll or an adjourned meeting if the meeting at which the poll was demanded or the adjournment moved was held within the 12-month period.

DIRECTORS

78.	NUMBER OF DIRECTORS

78.1	Unless otherwise determined by ordinary resolution of the Company, the number of Directors (disregarding alternate directors) shall not be less than two but shall not be subject to any maximum number.

79.	NO SHAREHOLDING QUALIFICATION FOR DIRECTORS

79.1	No shareholding qualification for Directors shall be required.
REMUNERATION OF DIRECTORS

80.	ORDINARY REMUNERATION

80.1
Each of the Directors (other than any Director who for the time being holds an executive office or employment with the Company or a subsidiary of the Company) shall be paid a fee for his services at such rate as may from time to time be determined by the Board or by a committee authorised by the Board provided that the aggregate of such fees (excluding any amounts payable under any other provision of these Articles) shall not exceed £250,000 per annum or such higher amount as the Company by ordinary resolution may determine from time to time. Such fee shall be deemed to accrue from day to day.

81.	EXPENSES

81.1
The Directors may be paid all travelling, hotel and other expenses properly incurred by them in the conduct of the Company’s business performing their duties as Directors including all such expenses incurred in connection with attending and returning from meetings of the Board or any committee of the Board or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the business of the Company.

82.	EXTRA REMUNERATION

82.1
Any Director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of the Company or goes or resides abroad for any purposes of the Company shall receive such remuneration or extra remuneration by way of salary, commission, participation in profits or otherwise as the Board or any committee authorised by the Board may determine in addition to or in lieu of any remuneration paid to, or provided for, such Director by or pursuant to any other of these Articles.
ALTERNATE DIRECTORS

83.	APPOINTMENT, REMOVAL AND RESIGNATION

83.1
Any Director (other than an alternate Director) may appoint any person to be his alternate and may revoke any such appointment, in either case by notice in writing delivered to the Secretary at the Office or delivered in any other manner (including by electronic means) approved by the Board. If the alternate Director is not already a Director, the appointment, unless previously approved by the Board, shall have effect only upon and subject to its being so approved. Any appointment of an alternate will only have effect once the person who is to be appointed has consented to act.

83.2
If his appointor so requests, an alternate Director shall (subject to his giving to the Company an address for service within the United Kingdom) be entitled to receive notice of all meetings of the Board or of committees of the Board of which his appointor is a member, to attend and vote and be counted in the quorum as a Director at any such meeting at which his appointor is not personally present, and generally, in the absence of his appointor, at the meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at the meeting, these Articles shall apply as if he were a Director. A Director present at a meeting of the Board or committee of the Board and appointed alternate for another Director shall have an additional vote for each of his appointors absent from such meeting (but shall count as one only for the purpose of determining whether a quorum is present).

83.3
Execution by an alternate Director of any document (including, without limitation, any deed) on behalf of the Company or any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as execution by his appointor.

83.4
An alternate Director shall cease to be an alternate Director if he resigns or if for any reason his appointment is revoked or if his appointor ceases to be a Director; but, if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment as if he had not retired. The appointment of an alternate Director shall be revoked on the happening of any event that, if he were a Director, would cause him to vacate such office under these Articles.

84.	ALTERNATE TO BE RESPONSIBLE FOR HIS OWN ACTS AND REMUNERATION OF ALTERNATE

84.1
An alternate Director shall be deemed an officer of the Company and shall be subject to these Articles relating to Directors (except as regards power to appoint an alternate and remuneration) and an alternate Director shall not be deemed the agent of his appointor and shall alone be responsible to the Company for his acts and defaults. An alternate Director may be interested in and benefit from contracts, arrangements, transactions and other matters or situations and be paid expenses and indemnified, and accept benefits from third parties, to the same extent as if he were a Director but, except to the extent that his appointor directs the payment to him of part or all of the remuneration which would otherwise be payable to his appointor, he shall not be entitled to any remuneration from the Company for acting in that capacity.

EXECUTIVE DIRECTORS

85.	EXECUTIVE DIRECTORS

85.1
The Board or any committee authorised by the Board may from time to time appoint one or more of its body to hold any employment or executive office with the Company for such period (subject to the Statutes) and on such other terms as the Board or any committee authorised by the Board may decide and may revoke or terminate any appointment so made. Any revocation or termination of the appointment shall be without prejudice to any claim for damages that the Director may have against the Company or that the Company may have against the Director for any breach of any contract of service between him and the Company. A Director so appointed may be paid such remuneration (whether by way of salary, commission, participation in profits or otherwise) in such manner as the Board or any committee authorised by the Board may decide.

85.2
The Board may from time to time appoint any person to any office or employment having a descriptive designation or title including the word “director” or attach to any existing office or employment with the Company such a designation or title and may at any time determine any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment with the Company shall not imply that the holder of the office is a director of the Company nor shall such holder thereby be empowered in any respect to act as a director of the Company or be deemed to be a director for any of the purposes of the Statutes or these Articles.

POWERS AND DUTIES OF DIRECTORS

86.	GERNERAL POWERS OF THE COMPANY VESTED IN THE BOARD

86.1
The business of the Company shall be managed by the Board, which, subject to these Articles and any direction given to the Company by special resolution, may exercise all the powers of the Company. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given.

86.2	The powers given by this Article shall not be limited by any special power given to the Board by any other Article.
DELEGATION OF DIRECTORS’ POWERS

87.	AGENTS

87.1
The Board may, by power of attorney or otherwise, appoint any person to be the agent of the Company on such terms (including terms as to remuneration) and subject to such conditions as it may decide and may delegate to any person so appointed any of its powers, authorities and discretions (with power to sub-delegate). The Board may remove any person so appointed and may revoke or vary the delegation but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

87.2
The power to delegate contained in this Article shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain Articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by committee authorised by the Board.

88.	DELEGATION TO INDIVIDUAL DIRESTORS

88.1
The Board may entrust to and confer upon a Director any of its powers, authorities and discretions (with power to sub-delegate) upon such terms (subject to the Statutes) and subject to such conditions and with such restrictions as it may decide. The Board may from time to time revoke or vary all or any of them but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

88.2
The power to delegate contained in this Article shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain Articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by a committee authorised by the Board.

89.	DELEGATION TO COMMITTEES

89.1
The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee consisting of such person or persons as it thinks fit (whether a member or members of its body or not) provided that the majority of the members of the committee are Directors. Subject to any restriction on sub-delegation imposed by the Board, any committee so formed may exercise its power to sub-delegate by sub-delegating to any person or persons (whether or not a member or members of the Board or of the committee). Subject to any regulations imposed on it by the Board, the proceedings of any committee consisting of two or more members shall be governed by the provisions in these Articles for regulating proceedings of the Board so far as applicable except that no meeting of that committee shall be quorate for the purpose of exercising any of its powers, authorities or discretions unless a majority of the committee present at the meeting are Directors. A member of a committee shall be paid such remuneration (if any) in such manner as the Board may decide, and, in the case of a Director, either in addition to or in place of his ordinary remuneration as a Director.

89.2
The power to delegate contained in this Article shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain of these Articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by a committee authorised by the Board.

90.	POWER TO ESTABLISH LOCAL BOARDS ETC

90.1	The Board may:

90.1.1
establish any divisional, departmental, regional, local or area boards, divisions or managing agencies for introducing, conducting or managing all or any of the business or affairs of the Company, either in the United Kingdom or elsewhere;

90.1.2
make regulations for the proceedings and activities of any such establishment (but so that otherwise its proceedings shall be governed by those of these Articles which regulate proceedings of the Board to the extent that they are capable of applying to it);

90.1.3
appoint any persons (whether Directors or not) as regional directors, local directors, divisional directors, area directors, advisory directors, managers or agents or to serve in any other capacity in connection with any such establishment, and may fix their remuneration;

90.1.4
delegate to any such establishment and to any such appointee (including anyone appointed before this Article was adopted) any of the powers, authorities and discretions vested in the Board, with power to sub-delegate;

90.1.5	authorise any such appointees to fill any vacancies in any such establishment and to act notwithstanding vacancies, provided that any such appointment or delegation shall be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any persons so appointed, and may revoke, suspend or vary any such delegation but this shall not affect the position of any person dealing in good faith who has not had notice that the Board has done so. No such appointee shall be a Director as such or be entitled to be present at any meeting of the Board (except at the request of the Board and, if present at such request, he shall not be entitled to vote at that meeting) or have power under the terms of this Article to enter into any contract or transact any business on behalf of the Company except to the extent (if any) specifically authorised by the Board.
SPECIFIC POWERS

91.	PROVISION FOR EMPLOYEES

91.1
The Board may exercise any power conferred by the Statutes to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

92.	THE COMPANY'S NAME

92.1	Subject to the Statutes, the Board may from time to time change the name of the Company to any name considered by the Board to be advantageous, expedient or otherwise desirable.

93.	BORROWING POWERS

93.1
The Board may exercise all the powers of the Company to borrow money, to guarantee, to indemnify and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Statutes, to issue debentures and other securities, whether outright or as collateral security, for any debt, liability or obligation of the Company or of any third party.

93.2
The Board shall restrict the borrowings of the Company and shall exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings (if any) so as to procure (but as regards such subsidiary undertakings, only in so far as it can procure by such exercise) that the aggregate principal amount outstanding in respect of all borrowings by the group (exclusive of any borrowings which are owed by one group company to another and after deducting cash deposited) shall not, at any time, without an ordinary resolution of the Company, exceed the greater of (i) £150 million and (ii) an amount equal to three times the adjusted total of capital and reserves.

93.3
No lender or other person dealing with the Company shall be concerned to see or enquire whether the limit imposed by this Article is observed. No debt incurred or security given in respect of borrowings in excess of the limit imposed by this Article shall be invalid or ineffectual, except in the case of express notice to the lender or recipient of the security at the time when the debt was incurred or security given that the limit had been or would be exceeded.

93.4
A report or certificate by the Auditors as to the amount of the adjusted total of capital and reserves and as to the aggregate amount of borrowings for the purposes of this Article, or to the effect that the limit imposed by this Article has not been or will not be exceeded at any particular time or times, shall be conclusive evidence of such amount or fact and binding on all concerned. Nevertheless, for the purposes of this Article, the Board may, at any time, act in reliance on a bona fide estimate of the amount of the adjusted total of capital and reserves, and if, in consequence, the limit on borrowings set out in this Article is inadvertently exceeded, an amount borrowed equal to the excess may be disregarded until the expiration of 90 days after the date on which, by reason of a determination of the Auditors or otherwise, the Board became aware that such a situation has or may have arisen.

93.5	In this Article:

93.5.1	“adjusted total of capital and reserves” means a sum equal to the aggregate of;

(a)	the amount paid-up on the allocated or issued share capital of the Company; and

(b)
the amount standing to the credit of the reserves of all group undertakings whether distributable or undistributable, and including any share premium account, capital redemption reserve or property revaluation reserve after adding thereto or deducting therefrom any balance standing to the credit or debit of the profit and loss account, all as shown in the relevant balance sheet but after:

(c)	making such adjustments as may be appropriate in respect of:

(i)
any variations in the amount of the paid-up share capital, the share premium account or the capital redemption reserve of the Company since the date of the relevant balance sheet and so that for this purpose if any proposed allotment of shares by the Company for cash has been underwritten then such shares shall be deemed to have been allotted and the amount (including any premium) of the subscription monies payable in respect thereof (not being monies payable later than six months after the date of allotment) shall be deemed to have been paid up to the extent so underwritten on the date when the issue of such shares was underwritten (or, if such underwriting was conditional, the date on which it became unconditional);

(ii)
any undertaking which was not a group undertaking at the date of the relevant balance sheet but which would be a group undertaking if group accounts were prepared as at the relevant time (and as if such time were the end of the Company’s financial year) or any undertaking which was a group undertaking but which would no longer be so if group accounts were to be so prepared at the relevant time;

(d)	excluding (so far as not already excluded):

(i)	amounts attributable to the share capital of any undertaking not owned by a group company;

(ii)	any sum set aside for taxation (other than deferred taxation);

(e)	deducting:

(i)
sums equivalent to the book values of goodwill and other intangible assets (other than goodwill arising only on consolidation) shown in the relevant balance sheet (as adjusted pursuant to the foregoing provisions of this paragraph); and

(ii)
the amount of any distribution declared, recommended or made by any group undertaking to a person (other than a group undertaking out of profits accrued up to and including the date of (and not provided for in) the relevant balance sheet); and

(f)	making such other adjustments (if any) as the Auditors may consider appropriate or necessary;

93.5.2
“cash deposited” means an amount equal to the aggregate for the time being outstanding of all cash deposits or balances on each current account of the group with any bank (not being a group company), the realisable value of certificates of deposit and securities of governments and companies or other readily realisable deposits owned by any group company which is not a wholly-owned subsidiary; only that portion which is equal to the proportion of that company’s issued and paid-up equity share capital which is owned, directly or indirectly, by a group company shall be taken into account;

93.5.3	“group” means the Company and its subsidiaries from time to time;

93.5.4	“group company” means any company in the group;

93.5.5	“group undertaking” means the Company or any other undertaking included in consolidated group accounts of the Company in which the relevant balance sheet is comprised;

93.5.6	“monies borrowed” shall be deemed to include the following except insofar as otherwise taken into account:

(a)
the nominal amount of any issued share capital of any person other than a member of the group and the principal amount of any monies borrowed from any such person, the beneficial interest in which or right to repayment to which is not for the time being owned by a group company but the payment or repayment of which is the subject of a guarantee or indemnity by a group company or is secured on the assets of any group company;

(b)
the outstanding amount raised by acceptances under any acceptance credit opened on behalf of and in favour of any group company by any bank or accepting house, not being acceptances of, or acceptance credits in relation to, trade bills for purchases of goods or services in the ordinary course of business and outstanding for six months or less;

(c)	the principal amount of any loan capital (whether secured or unsecured) of any group company owned otherwise than by any group company;

(d)	the nominal amount of any share capital (not being equity share capital) of any subsidiary not owned beneficially by any group company;

(e)
any fixed or minimum premium payable on final repayment of any borrowing or deemed borrowing (but so that any premium payable on final repayment of an amount not to be taken into account as monies borrowed shall not be taken into account); and

(f)	amounts raised under any transaction (including forward sale or purchase agreements) having the commercial effect of borrowing entered into to enable the finance of operations or capital requirements, but shall be deemed not to include:

(g)
borrowings made for the purpose of repaying the whole or any part of borrowings falling to be taken into account for the purposes of this Article within six months of being first borrowed, pending their application for such purpose within such period;

(h)
borrowings for the purpose of financing any contract in respect of which any part of the price receivable under such contract is guaranteed or insured by the Export Credits Guarantee Department of the Department for Business, Energy and Industrial Strategy or by any other institution fulfilling a similar function, to the amount not exceeding that part of the price receivable under the contract which is so guaranteed or insured;

(i)
such proportion of the borrowings of any non-wholly-owned subsidiary as that part of its issued and paid-up equity share capital which is not beneficially owned, directly or indirectly, by a group company bears to the whole of its issued and paid-up equity share capital (but an equivalent proportion of monies borrowed from one such non-wholly-owned subsidiary by any other group company which would otherwise fall to be excluded shall nevertheless be included);

(j)	an amount equal to the borrowings of any company outstanding immediately after it becomes a group company;

(k)
the amount of monies borrowed which are for the time being deposited with any governmental authority in any part of the world in connection with import deposits or any similar governmental scheme to the extent that the group company making such deposit retains its interest in such deposit;

(l)	sums which fall to be treated as monies borrowed by any group company by reason only of any current statement of standard accounting practice or other accounting principle or practice; and

93.6
“balance sheet” means the consolidated balance sheet dealing with the state of affairs of the Company and its subsidiary undertakings comprised in the latest group accounts prepared and approved by the Board on which the Auditors have made their report pursuant to the Statutes.

APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS

94.	NUMBER TO RETIRE BY ROTATION

94.1
At the annual general meeting each Director shall retire from office who is required to do so in accordance with any corporate governance policy adopted from time to time by the Board, and each Director shall in any event retire at that meeting unless he was appointed or re-appointed as a Director at either of the last two annual general meetings before that meeting.

95.	POSITION OF RETIRING DIRECTOR

95.1
Subject to these Articles, the Company at the meeting at which a Director retires may fill the vacated office and, in default, the retiring Director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the Director is put to the meeting and lost. If he is not reappointed or deemed to be reappointed, he shall retain office until the meeting appoints someone in his place or, if it does not do so, until the end of the meeting.

96.	ELIGIBILITY FOR APPOINTMENT AS A DIRECTOR

96.1	No person other than a Director retiring, whether by rotation or otherwise, shall be appointed or reappointed a Director at any general meeting unless:

96.1.1	he is recommended by the Board; or

96.1.2
not less than seven nor more than 42 clear days before the day appointed for the meeting, notice executed by a member qualified to vote at the meeting (not being the person to be proposed) has been delivered to the Office (or received in electronic form at the electronic address at which the Company has or is deemed to have agreed to receive it) of the intention to propose that person for appointment or reappointment stating the particulars which would, if he were so appointed or reappointed, be required to be included in the Company’s register of directors together with notice executed by that person of his willingness to be appointed or reappointed.

97.	POWER OF THE COMPANY TO APPOINT DIRECTORS

97.1
Subject to these Articles, the Company may by ordinary resolution appoint any person who is willing to act to be a Director, either to fill a vacancy on or as an addition to the existing Board, but so that the total number of Directors shall not at any time exceed any maximum number fixed by or in accordance with these Articles. A resolution for the appointment of two or more persons as Directors by a single resolution shall be void unless a resolution that it shall be so proposed has first been agreed to by the meeting without any vote being given against it.

98.	POWER OF THE BOARD TO APPOINT DIRECTOS

98.1
Without prejudice to the power of the Company in general meeting under these Articles to appoint any person to be a Director, the Board may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an addition to the existing Board, but so that the total number of Directors shall not at any time exceed any maximum number fixed by or in accordance with these Articles. Any Director so appointed shall hold office only until the conclusion of the next following annual general meeting and, if not reappointed at that meeting, shall vacate office at the conclusion of the meeting.

99.	COMPANY'S POWER TO REMOVE A DIRECTOR AND APPOINT ANOTHER IN HIS PLACE

99.1
In addition to any power conferred by the Statutes, the Company may by an ordinary resolution remove any Director before the expiration of his period of office and may, subject to these Articles, by ordinary resolution appoint another person who is willing to act to be a Director in his place.

100.	VACATION OF OFFICE BY DIRECTORS

100.1	Without prejudice to the provisions for retirement by rotation or otherwise contained in these Articles, the office of a Director shall be vacated as soon as:

100.1.1	notification is received by the Company from the Director that he is resigning from office as Director, and such resignation has taken effect in accordance with its terms;

100.1.2	a bankruptcy order is made against him or he makes any arrangement or composition with his creditors generally in satisfaction of his debts;

100.1.3
a registered medical practitioner who is treating him gives a written opinion to the Company stating that the Director has become physically or mentally incapable of acting as a director and may remain so for more than three months or, by reason of his mental health, a court makes an order which wholly or partly prevents him from personally exercising any powers or rights that he would otherwise have;

100.1.4
without the permission of the Board, he is absent from meetings of the Board for six consecutive months (whether or not an alternate appointed by him attends) and the Board resolves that his office is vacated;

100.1.5
he ceases to be a Director by virtue of the Statutes or is prohibited by law or (if applicable) the rules of the relevant Trading Market on which the ordinary shares of the Company are listed or quoted for trading on the date in question from being a Director or is removed from office under these Articles;

100.1.6
notice in writing that he is to vacate office executed by or on behalf of all the Directors other than him, or any alternate for him who is not an alternate for another Director or himself a Director, is delivered to the Office or tendered at a meeting of the Board, provided those Directors are not less than three in number. Separate notices in substantially the same form each executed by or on behalf of one or more of those Directors shall together be as effective as a single notice signed by all of them; or

100.1.7	his contract of service or letter of appointment as a Director expires or is terminated without being renewed within 14 days.
DIRECTORS’ INTERESTS

101.	TRANSACTIONS, OFFICES, EMPLOYMENT AND INTERESTS

101.1	Subject to the Statutes and the terms of any authorisation given under Article 102, a Director notwithstanding his office:

101.1.1
may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with the office of Director and may act by himself or through his firm in a professional capacity for the Company (otherwise than as Auditor) and in either such case on such terms as to remuneration (whether by way of salary, commission, participation in profits or otherwise) and otherwise as the Board may determine, and any such remuneration shall be either in addition to or in lieu of any remuneration provided for, by or pursuant to any other Article;

101.1.2	may be a party to, or otherwise interested in, any contract with the Company or in which the Company is otherwise interested;

101.1.3
may be a director or other officer of, or employed by, or a party to any contract with, or otherwise interested in, any undertaking in the same group as the Company or promoted by the Company or by any such undertaking, or in which the Company or any such undertaking is otherwise interested or as regards which the Company or any such undertaking has any powers of appointment;

101.1.4
shall not, by reason of his office, be accountable to the Company for any remuneration or benefit which he derives from any such office or employment or from any such contract or from any interest in such undertaking and no such office, employment or contract shall be liable to be avoided on the ground of any such interest or benefit and nor shall the receipt of such remuneration or benefit constitute a breach of his duty under the Companies Act 2006 not to accept benefits from third parties;

101.1.5
shall not be in breach of his duties as a director by reason only of his excluding himself from the receipt of information, or from participation in decision-making or discussion (whether at meetings of the directors or otherwise), that will or may relate to any such office, employment, contract or interest; and

101.1.6
shall not be required to disclose to the Company, or use in relation to the Company’s affairs, any confidential information obtained by him in connection with any such office, employment, contract or interest if his doing so would result in a breach of a duty or an obligation of confidence owed by him in that connection provided that he has disclosed to the Board the nature and extent of any material interest of his, but no such disclosure shall be necessary of any office or employment with any subsidiary undertaking of the Company or any interest in a transaction or arrangement that would not be required to be declared by the Director under the Statutes, and a general notice given to the Board that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction or arrangement of the nature and extent so specified, and for the purposes of this Article an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

101.2
The Board may cause any voting power conferred by the shares in any other company held or owned by the Company or any power of appointment to be exercised in such manner in all respects as it thinks fit, including the exercise of either of such powers in favour of a resolution appointing the Directors, or any of them, to be directors or officers of the other company, or in favour of the payment of remuneration to the directors or officers of the other company.

101.3
Except as otherwise provided by these Articles, a Director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board or of a committee of the Board concerning any matter in which he has to his knowledge, directly or indirectly, an interest (other than his interest in shares or debentures or other securities of, or otherwise in or through, the Company) or duty which (together with any interest of a person connected with him) is material and, if he shall do so, his vote shall not be counted. A Director shall be entitled to vote on and be counted in the quorum in respect of any resolution concerning any of the following matters:

101.3.1
the giving to him of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of or for the benefit of, the Company or any of its subsidiary undertakings;

101.3.2
the giving by the Company of any guarantee, security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

101.3.3
his subscribing or agreeing to subscribe for, or purchasing or agreeing to purchase, any shares, debentures or other securities of the Company or any of its subsidiary undertakings as a holder of securities, or his being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any such shares, debentures, or other securities by the Company or any of its subsidiary undertakings for subscription, purchase or exchange;

101.3.4
any contract concerning any company (not being a company in which the Director owns one per cent. or more (as defined in this Article)) in which he is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise;

101.3.5
any arrangement for the benefit of employees of the Company or any of its subsidiary undertakings under which he benefits in a similar manner as the employees and which does not accord to any Director as such any privilege or advantage not accorded to the employees to whom the arrangement relates;

101.3.6	any contract concerning any insurance which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for persons who include Directors; or

101.3.7
any indemnity permitted by these Articles (whether in favour of the Director or others as well) against any costs, charges, expenses, losses and liabilities sustained or incurred by him as a director of the Company or of any of its subsidiary undertakings, or any proposal to provide funds to meet any expenditure incurred or to be incurred by him in defending himself in any criminal or civil proceeding in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any of its subsidiary undertakings, or any investigation, or action proposed to be taken, by a regulatory authority in that connection, or for the purposes of any application for relief under the Companies Act 2006, or in order to enable him to avoid incurring such expenditure.

101.4
A Director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board concerning his own appointment, or the settlement or variation of the terms or the termination of his own appointment, as the holder of any office or place of profit with the Company or any company in which the Company is interested but, where proposals are under consideration concerning the appointment, or the settlement or variation of the terms or the termination of the appointment, of two or more Directors to offices or places of profit with the Company or any company in which the Company is interested, a separate resolution may be put in relation to each Director and in that case each of the Directors concerned shall be entitled to vote on and be counted in the quorum in relation to each resolution which does not concern either: (a) his own appointment or the settlement or variation of the terms or the termination of his own appointment; or (b) the appointment of another Director to an office or place of profit with a company in which the Company is interested and in which the Director seeking to vote or be counted in the quorum is interested by virtue of owning of one per cent. or more (as defined in this Article).

101.5
A company shall be deemed to be a company in which a Director owns one per cent. or more if and so long as he is directly or indirectly the holder of or beneficially interested in one per cent. or more of any class of the equity share capital of such company or of the voting rights available to members of such company. For this purpose, there shall be disregarded any shares held by a Director as bare or custodian trustee and in which he has no beneficial interest, any shares comprised in a trust in which the Director’s interest is in reversion or remainder (if and so long as some other person is entitled to receive the income from such trust) and any shares comprised in an authorised unit trust scheme in which the Director is interested only as a unit holder.

101.6	Where a company in which a Director owns one per cent. or more is materially interested in a contract, he shall also be deemed to be materially interested in that contract.

101.7
For the purposes of this Article, an interest of a person who is, for any purpose of the Statutes, connected with a Director shall be treated as an interest of the Director and, in relation to an alternate director, an interest of his appointor shall be treated as an interest of the alternate director without prejudice to any interest which the alternate director has otherwise.

101.8	References in this Article to a contract include references to any proposed contract and to any transaction or arrangement whether or not constituting a contract.

101.9
If any question shall arise at any meeting of the Board as to the materiality of the interest of a Director (other than the chairman of the meeting) or as to the entitlement of any Director (other than the chairman of the meeting) to vote or be counted in the quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be referred to the chairman of the meeting and his ruling in relation to the Director concerned shall be conclusive except in a case where the nature or extent of his interest (so far as it is known to the Director) has not been fairly disclosed to the Board. If any question shall arise in respect of the chairman of the meeting, the question shall be decided by resolution of the Board (for which purpose the chairman shall be counted in the quorum but shall not vote on the matter) and the resolution shall be conclusive except in a case where the nature or extent of the interest of the chairman of the meeting (so far as it is known to him) has not been fairly disclosed to the Board.

101.10
Subject to the Statutes, the Company may by ordinary resolution suspend or relax the provisions of this Article to any extent or ratify any contract not properly authorised by reason of a contravention of this Article.

102.	CONFLICTS IF INTEREST REQUIRING BOARD AUTHORISATION

102.1
The Board may, provided the quorum and voting requirements set out below are satisfied, authorise any matter that would otherwise involve a Director breaching his duty under section 175 of the Companies Act 2006 to avoid conflicts of interest.

102.2
Any Director (including the Director concerned) may propose that the Director concerned be authorised in relation to any matter the subject of such a conflict. Such proposal and any authority given by the Board shall be effected in the same way that any other matter may be proposed to and resolved upon by the Board under the provisions of these Articles, except that the Director concerned and any other Director with a similar interest:

102.2.1	shall not count towards the quorum at the meeting at which the conflict is considered;

102.2.2	may, if the other members of the Board so decide, be excluded from any Board meeting while the conflict is under consideration; and

102.2.3	shall not vote on any resolution authorising the conflict except that, if he does vote, the resolution will still be valid if it would have been agreed to if his vote had not been counted.

102.3	Where the Board gives authority in relation to such a conflict:

102.3.1
the Board may (whether at the time of giving the authority or at any time or times subsequently) impose such terms upon the Director concerned as it may determine, including, without limitation, the exclusion of that Director from the receipt of information, or participation in any decision-making or discussion (whether at meetings of the Board or otherwise) related to the conflict;

102.3.2
the Director concerned will be obliged to conduct himself in accordance with any terms imposed by the Board from time to time in relation to the conflict but will not be in breach of his duties as a Director by reason of his doing so;

102.3.3
the authority may provide that, where the Director concerned (otherwise than by virtue of his position as a director of the Company) obtains information that is confidential to a third party, the Director will not be obliged to disclose that information to the Company, or to use the information in relation to the Company’s affairs, where to do so would amount to a breach of that confidence;

102.3.4	the authority may also provide that the Director concerned shall not be accountable to the Company for any benefit that he receives as a result of the conflict;

102.3.5
the receipt by the Director concerned of any remuneration or benefit as a result of the conflict shall not constitute a breach of the duty under the Companies Act 2006 not to accept benefits from third parties;

102.3.6	the terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded); and

102.3.7	the Board may withdraw the authority at any time.
DIRECTORS’ GRATUITIES AND PENSIONS

103.	DIRECTORS' GRATUITIES AND PENSIONS

103.1
The Board or any committee authorised by the Board may exercise all the powers of the Company to provide benefits, whether by the payment of gratuities, pensions, annuities, allowances, bonuses or by insurance or otherwise, for any Director or former Director who holds or who has held but no longer holds any executive office, other office, place of profit or employment with the Company or with any body corporate which is or has been a subsidiary undertaking of the Company or a predecessor in business of the Company or of any such subsidiary undertaking, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office, place of profit or employment) establish, maintain, support, subscribe to and contribute to any scheme, trust or fund for the benefit of all or any such persons and pay premiums for the purchase or provision of any such benefits. The Board or any committee authorised by the Board may procure any of these matters to be done by the Company either alone or in conjunction with any other person.

103.2
No Director or former Director shall be accountable to the Company or the members for any benefit provided pursuant to this Article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director.

PROCEEDINGS OF THE BOARD

104.	BOARD MEETINGS

104.1
The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. A Director may, and the Secretary on the requisition of a Director shall, convene a meeting of the Board.

105.	NOTICE OF BOARD MEETINGS

105.1
Notice of a Board meeting shall be deemed to be properly given to a Director if it is given to him personally or by word of mouth or sent in writing or in electronic form to him at his last known address or any other address given by him to the Company for this purpose. A Director absent or intending to be absent from the United Kingdom may request the Board that notices of Board meetings shall during his absence be sent to him at an address given by him to the Company for this purpose, but such notices need not be given any earlier than notices given to Directors not so absent and in the absence of any such request it shall not be necessary to give notice of a Board meeting to any Director who is for the time being absent from the United Kingdom.

105.2
Notice of a Board meeting need not be given to Directors who waive their entitlement to notice of that meeting by giving notice to that effect to the Company not more than seven days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

106.	VOTING

106.1	Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

107.	QUORUM

107.1
The quorum necessary for the transaction of the business of the Board may be fixed by the Board and unless so fixed at any other number shall be two provided that, for the purposes of any meeting held pursuant to Article 102 to authorise a Director’s conflict, if there is only one Director besides the Director concerned and Directors with a similar interest, the quorum shall be one.

107.2
Subject to these Articles, any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

108.	BOARD VACANCIES BELOW MINIMUM NUMBER

108.1
The continuing Directors or a sole continuing Director may act notwithstanding any vacancies on the Board, but, if the number of Directors is less than the minimum number fixed by or in accordance with these Articles, the continuing Directors or Director may act only for the purpose of filling vacancies on the Board or of convening a general meeting of the Company. If there are no Directors or Director able or willing to act, any two members may call a general meeting of the Company for the purpose of appointing Directors.

109.	APPOINTMENT OF CHARIMAN

109.1
The Board may appoint a Director to be the chairman of the Board and may at any time remove him from that office. Unless he is unwilling to do so, the Director so appointed shall preside at every meeting of the Board at which he is present. But if there is no Director holding that office, or if the Director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the Directors present may appoint one of their number to be chairman of the meeting.

110.	COMPETENCE OF THE BOARD

110.1	A meeting of the Board at which a quorum is present shall be competent to exercise all powers, authorities and discretions for the time being vested in or exercisable by the Board.

111.	PARTICIPATION IN MEETINGS BY TELEPHONE

111.1
All or any of the members of the Board or of any committee of the Board may participate in a meeting of the Board or that committee by means of a conference telephone or any communication equipment that allows all persons participating in the meeting to hear and speak to each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is and shall be deemed to be a meeting even if there is only one person physically present where it is deemed to take place.

112.	WRITTEN RESOLUTIONS

112.1	A resolution in writing signed by:

112.1.1	all the Directors entitled to receive notice of a meeting of the Board , if that number is sufficient to constitute a quorum; or

112.1.2	by all the members of a committee of the Board
(but excluding any Director whose vote is not to be counted in respect of that particular matter) shall be as valid and effectual as if it had been passed at a meeting of the Board or that committee duly convened and held and may be contained in one document (or in several documents in all substantial respects in like form) each signed by one or more of the Directors or members of that committee. Any such document may be constituted by letter or (provided it is in writing) in electronic form or otherwise as the Board may from time to time approve.

113	COMPANY BOOKS

113.1	The Board shall cause minutes to be made in books kept for the purpose of recording:

113.1.1	all appointments of officers made by the Board;

113.1.2
all proceedings at meetings of the Company, of the holders of any class of shares in the Company and of the Board and of committees of the Board, including the names of the Directors or members of a committee of the Board present at each such meeting.

113.2
Subject to the Statutes, any such minutes, if purporting to be signed by the chairman of the meeting at which the appointments were made or proceedings held or by the chairman of the next succeeding meeting, shall be sufficient evidence of the facts stated in them without any further proof.

114	VALIDITY OF ACTS OF THE BOARD OR A COMMITTEE

114.1
All acts done by the Board or by a committee of the Board, or by a person acting as a Director or member of a committee of the Board shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, member of a committee of the Board, or person acting as a Director, or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if each such person had been duly appointed and was qualified and had continued to be a Director or member of the committee and had been entitled to vote.

COMPANY SECRETARY

115	APPOINTMENT AND REMOVAL OF COMPANY SECRETARY

115.1
Subject to the Statutes, the Secretary shall be appointed by the Board at such remuneration and upon such terms as it thinks fit. If thought fit, two or more persons may be appointed as joint Secretaries with the power to act jointly and severally. Any Secretary so appointed may be removed by the Board.

115.2
The Board may from time to time appoint an assistant or deputy secretary who, during such time as there may be no Secretary or no Secretary capable of acting, may act as Secretary and do any act authorised or required by these Articles or by law to be done by the Secretary. The signature of any document as Secretary by such assistant or deputy secretary shall be conclusive evidence (without invalidating that signature for any purpose) that at the time of signature there was no Secretary or no Secretary capable of acting.
THE SEAL

116.	USE OF SEAL

116.1
The Seal shall only be used by the authority of the Board or of a committee authorised by the Board in that behalf and, unless otherwise decided by the Board or any such committee, any document to which the Seal is applied must also be signed by at least one authorised person in the presence of a witness who attests the signature. For the purposes of this Article, an authorised person is any Director, the Company Secretary or any person authorised by the Board or such committee for the purpose of signing documents to which the Seal is applied.

DIVIDENDS

117.	COMPANY MAY DECLARE DIVIDENDS

117.1
Subject to the Statutes, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Board. Subject to the Statutes, any determination by the Board of the amount of profits at any time available for distribution shall be conclusive.

118.	BOARD MAY PAY INTERIM DIVIDENDS AND FIXED DIVIDENDS

118.1
Subject to the Statutes, the Board may pay interim dividends if it appears to the Board that they are justified by the financial position of the Company. If the share capital of the Company is divided into different classes, the Board may pay interim dividends on shares which confer deferred or non-preferred rights to dividends as well as on shares which confer preferential or special rights to dividends, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Board may also pay at intervals settled by it any dividend payable at a fixed date if it appears to the Board that the financial position of the Company justifies the payment. If the Board acts in good faith, it shall not incur any liability to the holders of shares conferring preferred rights for any loss which they may suffer by reason of the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

119.	CALCULATIONS AND CURRENCY OF DIVIDENDS

119.1	Except in so far as the rights attaching to any share otherwise provide:

119.1.1
all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, but (for the purposes of this Article only) no amount paid up on a share in advance of calls shall be treated as paid up on the share;

119.1.2
all dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and

119.1.3
any dividends or other monies payable on or in respect of any share may be declared in any currency or currencies, and paid in the same currency or currencies or in any other currency or currencies, and subject to such charges to cover the costs of conversion, as the Board may determine, using where required such basis of conversion (including the rate and timing of conversion) as the Board decides.

120.	WAIVER OF DIVIDENDS

120.1
The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the relevant member or transmittee and delivered to the Company and if or to the extent that it is accepted as such or acted upon by the Company.

121.	NON-CASH DIVIDENDS

121.1
A general meeting declaring a dividend may, upon the recommendation of the Board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets and, in particular, of paid-up shares or debentures of any other company and, where any difficulty arises concerning such distribution, the Board may settle it as the Board thinks expedient and in particular may issue fractional certificates or, subject to the Statutes and, in the case of shares held in uncertificated form, the system’s rules, authorise and instruct any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution of any assets and may determine that cash shall be paid to any member upon the basis of the value so fixed in order to secure equality of distribution and may vest any assets to be distributed in trustees as the Board may consider expedient.

122.	SCRIP DIVIDENDS

122.1
Subject to the Statutes, the Board may, if authorised by an ordinary resolution of the Company, offer the holders of ordinary shares the right to elect to receive new ordinary shares, credited as fully paid, instead of cash for all or part (as determined by the Board) of any dividend. The following provisions shall apply:

122.1.1
an ordinary resolution may specify a particular dividend or dividends, or may specify all or any dividends, declared or paid within a specified period, but such period may not end later than the third anniversary of the date of the meeting at which the ordinary resolution is passed;

122.1.2
the basis of allotment to each entitled holder of ordinary shares shall be such number of new ordinary shares credited as fully paid as have a value as nearly as possible equal to (but not greater than) the amount of the dividend (disregarding any tax credit) which he has elected to forgo. For this purpose, the “value” of an ordinary share shall be deemed to be whichever is the greater of its nominal value and the average of the middle market quotations for the Company’s ordinary shares on the London Stock Exchange as derived from the Daily Official List, or the middle market quotations of American Depositary Shares on the relevant Trading Market on which the ordinary shares of the Company are listed or quoted for trading on the date in question, on the day on which the shares are first quoted “ex” the relevant dividend and the four subsequent dealing days or in such other manner as may be determined by or in accordance with the ordinary resolution. A certificate or report by the Auditors as to the amount of the value in respect of any dividend shall be conclusive evidence of that amount;

122.1.3
no fraction of an ordinary share shall be allotted and if any holder of ordinary shares would otherwise be entitled to fractions of a share, the Board may deal with the fractions as it thinks fit, including (without limitation) determining that the whole or part of the benefit of fractional entitlements will be disregarded or accrue to the Company or that the value of fractional entitlements will be accumulated on behalf of a member (without entitlement to interest) and applied in paying up new shares in connection with a subsequent offer by the Company of the right to receive shares instead of cash in respect of a future dividend;

122.1.4
the Board shall not proceed with any election unless the Company has sufficient reserves or funds which may be capitalised to give effect to the election following the Board’s determination of the basis of allotment;

122.1.5
on or as soon as practicable after announcing that the Board is to recommend or pay any dividend, the Board, if it intends to offer an election for that dividend, shall also announce that intention and, having determined the basis of allotment, shall notify the entitled holders of ordinary shares (other than any in relation to whom an election mandate in accordance with this Article is subsisting) of the right of election offered to them, and shall send with, or following, such notification, forms of election and shall specify the procedure to be followed and place at which, and the latest date and time by which, duly completed forms of election must be received in order to be effective;

122.1.6	the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which an election has been duly made (the “elected shares”) and instead additional ordinary shares shall be allotted to the holders of the elected shares on the basis of allotment so determined. For such purpose, the Board shall capitalise, out of any amount standing to the credit of any reserve or fund (including the profit and loss account), whether or not it is available for distribution, as the Board may determine, a sum equal to the aggregate nominal amount of the additional ordinary shares to be allotted on that basis and apply it in paying up in full the appropriate number of ordinary shares for allotment and distribution to the holders of the elected shares on that basis;

122.1.7
the additional ordinary shares so allotted shall be allotted as of the record date for the dividend for which the right of election has been offered and shall rank pari passu in all respects with the fully paid ordinary shares then in issue except that they will not rank for the dividend or other distribution entitlement in respect of which they have been issued. Unless the Board otherwise determines (and subject always to the Regulations and the system’s rules), the ordinary shares so allotted shall be issued as shares in certificated form (where the ordinary shares in respect of which they have been allotted were in certificated form at the Scrip Record Time) or as shares in uncertificated form (where the ordinary shares in respect of which they have been allotted were in uncertificated form at the Scrip Record Time) provided that if the Company is unable under the system’s rules to issue ordinary shares in uncertificated form to any person, such shares shall be issued as shares in certificated form. For these purposes, the “Scrip Record Time” means such time on the record date for determining the entitlements of members to make elections as described in this Article, or on such other date as the Board may in its absolute discretion determine.

122.2
The Board may establish or vary a procedure for election mandates whereby a holder of ordinary shares may elect concerning future rights of election offered to that holder under this Article until the election mandate is revoked following that procedure.

122.3
The Board may exclude from any offer any holders of ordinary shares if it believes that it is necessary or expedient to do so in relation to any legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange or other authority in, any territory or that for any other reason the offer should not be made to them.

123.	ENHANCED SCRIP DIVIDENDS

123.1
Subject to the Statutes and without prejudice to the generality of Article 122, the Board may, in respect of any cash dividend or other distribution (or any part thereof) declared or payable in relation to any financial year or period of the Company, offer to each holder of ordinary shares the right to elect to receive new ordinary shares, credited as fully paid, in respect of the whole or part of the ordinary shares held by them instead of such cash dividend, on any basis described in that Article but so that the entitlement of each holder of ordinary shares to such new ordinary shares shall be determined by the Board such that the value (determined on the basis decided on by the Board) of the new ordinary shares concerned may exceed the cash amount that such holders of ordinary shares would otherwise have received by way of dividend and, in respect of such offer, that Article shall take effect subject to this Article. Any offer made under this Article shall be an alternative to any offer made under that Article in respect of a particular cash dividend (but shall form part of any plan which is in operation thereunder).

123.2
Any exercise by the Board of the powers granted to the Board by this Article shall be subject to a special resolution approving the exercise of such powers in respect of the dividend in question or in respect of any dividends or other distributions declared or payable in respect of a specified financial year or period of the Company which include the dividend in question but such year or period may not end later than the conclusion of the annual general meeting next following the date of the meeting at which such resolution is passed. No further sanction shall be required under Article 122 in respect of an exercise of powers by the Board under this Article and any authority granted under this Article shall not preclude the granting to the Board of a separate authority under that Article.

124.	RIGHT TO DEDUCT AMOUNTS DUE ON SHARES FROM DIVIDENDS

124.1
The Board may deduct from any dividend or other monies payable in respect of a share to a member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

125.	NO INTEREST ON DIVIDENDS

125.1	No dividend or other monies payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

126.	PAYMENT PROCEDURE

126.1
All dividends and interest shall belong and be paid (subject to any lien of the Company) to those entitled members whose names shall be on the Register at the date at which such dividend shall be declared or at the date on which such interest shall be payable respectively, or at such other date as the Company by ordinary resolution or the Board may determine notwithstanding any subsequent transfer or transmission of shares.

126.2
The Company may pay any dividend, interest or other monies payable in cash in respect of shares by direct debit, bank transfer, cheque, dividend warrant, money order or by any other method (including by electronic means) as the Board may consider appropriate.

126.3
Every such cheque, warrant or order shall be made payable to the person to whom it is sent, or to such other person as the holder or the joint holders may in writing direct, and may be sent by post or equivalent means of delivery directed to the registered address of the holder or, in the case of joint holders, to the registered address of the joint holder whose name stands first in the Register, or to such person and to such address as the holder or joint holders may in writing direct.

126.4	Every such payment made by direct debit or bank transfer shall be made to the holder or joint holders or to or through such other person as the holder or joint holders may in writing direct.

126.5
In respect of shares in uncertificated form, where the Company is authorised to do so by or on behalf of the holder or joint holders in such manner as the Board shall from time to time consider sufficient, the Company may pay any such dividend, interest or other monies by means of the relevant system. Every such payment shall be made in such manner as may be consistent with the system’s rules and, without prejudice to the generality of the foregoing, may include the sending by the Company or by any person on its behalf of an instruction to the Operator to credit the cash memorandum account of the holder or joint holders or, if permitted by the Company, of such person as the holder or joint holders may in writing direct.

126.6
The Company shall not be responsible for any loss of any such cheque, warrant or order and any payment made in any manner permitted by these Articles shall be at the sole risk of the holder or joint holders. Without prejudice to the generality of the foregoing, if any such cheque, warrant or order has been, or is alleged to have been, lost, stolen or destroyed, the Board may, on request of the person entitled thereto, issue a replacement cheque, warrant or order subject to compliance with such conditions as to evidence and indemnity and the payment of out of pocket expenses of the Company in connection with the request as the Board may think fit.

126.7
The issue of such cheque, warrant or order, the collection of funds from or transfer of funds by a bank in accordance with such direct debit or bank transfer or, in respect of shares in uncertificated form, the making of payment in accordance with the system’s rules, shall be a good discharge to the Company.

127.	RECEIPT BY JOINT HOLDERS

127.1	If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend or other monies payable in respect of the share.

128.	WHERE PAYMENT OF DIVIDENDS NEED NOT BE MADE

128.1	The Company may cease to send any cheque or warrant through the post or to effect payment by any other means for any dividend or other monies payable in respect of a share which is normally paid in that manner on that share if in respect of at least two consecutive dividends payable on that share payment, through no fault of the Company, has not been effected (or, following one such occasion, reasonable enquiries have failed to establish any new address of the holder) but, subject to these Articles, the Company shall recommence payments in respect of dividends or other monies payable on that share by that means if the holder or transmittee claims the arrears of dividend and does not instruct the Company to pay future dividends in some other way.

129.	UNCLAIMED DIVIDENDS

129.1
All dividends, interest or other sums payable unclaimed for one year after having become due for payment may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The retention by the Company of, or payment into a separate account of, any unclaimed dividend or other monies payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect of it. Any dividend, interest or other sum unclaimed after a period of 12 years from the date when it became due for payment shall be forfeited and shall revert to the Company.

CAPITALISATION OF PROFITS

130.	CAPITALISATION OF PROFITS

130.1
Upon the recommendation of the Board, the Company may pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or all or any part of any sum standing to the credit of any reserve or fund (whether or not available for distribution).

130.2
Subject as provided below, the Board may appropriate the sum resolved to be capitalised to the members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or (subject to approval by ordinary resolution and to any subsisting special rights previously conferred on any shares or class of shares) in paying up in full shares of any class or debentures of the Company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other provided that:

130.2.1
the Company shall for the purposes of this Article be deemed to be such a member in relation to any shares held as treasury shares which, if not so held, would have ranked for any such distribution by way of dividend, but only insofar as the appropriated sum is to be applied in paying up in full shares of the Company; and

130.2.2
the share premium account, the capital redemption reserve, and any reserve or fund representing profits which are not available for distribution may only be applied in paying up in full shares of the Company.

130.3
The Board may authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they are entitled upon such capitalisation and any matters incidental thereto, any agreement made under such authority being binding on all such members.

130.4
If any difficulty arises concerning any distribution of any capitalised reserve or fund, the Board may subject to the Statutes and, in the case of shares held in uncertificated form, the system’s rules, settle it as the Board considers expedient and in particular may issue fractional certificates, authorise any person to sell and transfer any fractions or resolve that the distribution should be made as nearly as practicable in the correct proportion or may ignore fractions altogether, and may determine that cash payments shall be made to any members in order to adjust the rights of all parties as the Board considers expedient.

130.5
Where, pursuant to an employees’ share scheme, the Company has granted options to subscribe for shares on terms which provide (inter alia) for adjustments to the subscription price payable on the exercise of such options or to the number of shares to be allotted upon such exercise in the event of any increase or reduction in, or other reorganisation of, the Company’s issued share capital and an otherwise appropriate adjustment would result in the subscription price for any share being less than its nominal value, then, subject to and in accordance with the provisions of the Statutes, the Board may, on the exercise of any of the options concerned and payment of the subscription which would have applied had such adjustment been made, capitalise any such profits or other sum as is mentioned in Article 130.1 to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such options and apply such amount in paying up such balance and allot shares fully paid accordingly. The other provisions of this Article 130 shall apply mutatis mutandis to any such capitalisation except that the authority of an ordinary resolution of the Company shall not be required.
AUTHENTICATION OF DOCUMENTS

131.	AUTHENTICATION OF DOCUMENTS

131.1
Any Director or the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents or other information affecting these Articles and any resolutions passed by the Company or the Board or any committee and any books, records, accounts, documents and other communications relating to the business of the Company and to certify copies or extracts as true copies or extracts. Anything purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company, the Board or any committee which is certified as such in accordance with this Article shall be conclusive evidence in favour of all persons dealing with the Company upon the faith of such copy that such resolution has been duly passed or, as the case may be, that such minute or extract is a true and accurate record of proceedings at a duly constituted meeting.

RECORD DATES

132.	POWER TO CHOOSE RECORD DATE

132.1
Notwithstanding any other provision of these Articles, the Company or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and such record date may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made.

ACCOUNTS AND OTHER RECORDS

133.	COPY OF ACCOUNTS TO BE SENT TO MEMEBRS

133.1
A copy of every profit and loss account and balance sheet, including all documents required by law to be annexed to the balance sheet which is to be laid before the Company in general meeting, together with copies of the Directors’ and of the Auditors’ reports (or such other documents which may be required or permitted by law to be sent in their place) shall not less than 21 clear days before the date of the meeting be sent or supplied in any manner permitted by these Articles to every member (whether or not he is entitled to receive notices of general meetings of the Company), and to every holder of debentures of the Company (whether or not he is so entitled), and to the Auditors provided that if the Company is permitted by law to send or supply to any member, to any holder of debentures of the Company or to the Auditors any strategic report (with prescribed supplemental material) in place of all or any of such profit and loss account and balance sheet or other documents, this Article shall impose no greater obligation on the Company than that imposed by law; but this Article shall not require a copy of those documents to be sent or supplied to any member or holder of debentures of whose address the Company is unaware or to more than one of the joint holders of any shares or debentures.

134.	INSPECTION OF RECORDS

134.1
No member in his capacity as a member shall have any right of inspecting any record, book or document of any description belonging to the Company except as conferred by the Statutes or authorised by the Board or by ordinary resolution of the Company.

135.	DESTRUCTION OF DOCUMENTS

135.1	Subject to compliance with the system’s rules, the Company may destroy:

135.1.1	any instrument of transfer of shares and any other document on the basis of which an entry is made in the Register, at any time after the expiration of six years from the date of registration;

135.1.2
any instruction concerning the payment of dividends or other monies in respect of any share or any notification of change of name or address, at any time after the expiration of two years from the date the instruction or notification was recorded; and

135.1.3	any share certificate which has been cancelled, at any time after the expiration of one year from the date of cancellation;
provided that the Company may destroy any such type of document after such shorter period as the Board may determine if a copy of such document is retained on microfilm or by other similar means and is not destroyed earlier than the original might otherwise have been destroyed in accordance with this Article.

135.2
It shall conclusively be presumed in favour of the Company that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every share certificate so destroyed was a valid and effective document duly and properly cancelled and that every other document so destroyed was a valid and effective document in accordance with its particulars recorded in the books or records of the Company provided that:

135.2.1	this Article shall apply only to the destruction of a document in good faith and without express notice that its retention was relevant to any claim (regardless of the parties to the claim);

135.2.2
nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than the times referred to in this Article or in any case where the conditions of this Article are not fulfilled; and

135.2.3	references in this Article to the destruction of any document or thing include references to its disposal in any manner.
COMMUNICATIONS

136.	FORM OF COMMUNICATIONS

136.1
Except to the extent that these Articles provide otherwise, and subject to compliance with the Statutes, anything sent or supplied by or to any person, including the Company, under these Articles may be sent or supplied, whether or not because the Statutes require it to be sent or supplied, in any way (including, except in the case of anything supplied to the Company, by making it available on a website) in which documents or information required to be sent or supplied may be sent or supplied by or to that person in accordance with the Companies Act 2006.

136.2
Except insofar as the Statutes require otherwise, the Company shall not be obliged to accept any notice, document or other information sent or supplied to the Company in electronic form unless it satisfies such stipulations, conditions or restrictions (including for the purpose of authentication) as the Board thinks fit, and the Company shall be entitled to require any such notice, document or information to be sent or supplied in hard copy form instead.

136.3
Any notice, document or other communication (including copies of accounts or summary financial statements) to be given to or by any person pursuant to these Articles (other than a notice calling a meeting of Directors) shall be in writing except that, if it is in electronic form, it need not be in writing unless these Articles specifically require it to be.

136.4	Subject to the Statutes, the Board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means under these Articles.

136.5	Nothing in these Articles shall prevent the Company from sending or supplying any notice, document or information in hard copy form instead of in electronic form on any occasion.

137.	COMMUNICATION WITH JOINT HOLDERS

137.1
In the case of joint holders of a share, all notices, documents or other information shall be given to the joint holder whose name stands first in the Register in respect of the joint holding and shall be deemed to have been given to all the joint holders. Any agreement by that holder that notices, documents and other information may be sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

138.	COMMUNICATION WITH OVERSEAS MEMBERS

138.1
A member whose registered address is not within the United Kingdom and who notifies the Company of an address within the United Kingdom at which documents or information may be supplied to him shall be entitled to have such things supplied to him at that address, but otherwise no such member shall be entitled to receive any document or information from the Company except to the extent that the Board decides to send a document or information to that member or custodian at a Depositary by electronic means and that member or custodian at the Depositary has consented (or is deemed to have consented) to the sending of that document or information by electronic means and has, where necessary, notified the Company of an address for that purpose.

138.2
The address notified pursuant to this Article may, at the Board’s discretion, be an electronic address, but the Board may at any time without prior notice (and whether or not the Company has previously sent or supplied any documents or information in electronic form to that electronic address) refuse to send or supply any documents or information to that electronic address if it believes that its refusal is necessary or expedient in relation to any legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange or other authority in, any territory, or that for any other reason it should not send or supply any documents or information to that electronic address.

139.	COMMUNICATIONS AFTER TRANSMISSION

139.1
Any notice, document or other information sent or supplied to any member pursuant to these Articles shall, notwithstanding that the member is then dead or bankrupt or that any other event giving rise to the transmission of the share by operation of law has occurred and whether or not the Company has notice of the death, bankruptcy or other event, be deemed to have been properly sent or supplied in respect of any share registered in the name of that member as sole or joint holder.

139.2
Unless agreed otherwise with the relevant transmittee, the Company may send or supply any notice, document or other information to a transmittee in any manner in which it might have been sent or supplied to the member from whom the transmittee derives title to the relevant share, and as if the transmittee’s address were the same as the member’s address in the Register or the electronic address (if any) specified by the member; but the Company shall not be entitled to assume that the address or electronic address is correct if sending notice to the transmittee under section 793 of the Companies Act 2006.

140.	WHEN NOTICE DEEMED SERVED

140.1	Any notice, document or other information:

140.1.1
if sent by the Company by post or other delivery service shall be deemed to have been received on the day (whether or not it is a working day) following the day (whether or not it was a working day) on which it was put in the post or given to the delivery agent and, in proving that it was duly sent, it shall be sufficient to prove that the notice, document or information was properly addressed, prepaid and put in the post or duly given to the delivery agent;

140.1.2
if sent by the Company by electronic means in accordance with the Statutes shall be deemed to have been received on the same day that it was sent, and proof that it was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that it was sent;

140.1.3
if made available on a website in accordance with the Statutes shall be deemed to have been received when notification of its availability on the website is deemed to have been received or, if later, when it is first made available on the website;

140.1.4
not sent by post or other delivery service but delivered personally or left by the Company at the address for that member on the Register shall be deemed to have been received on the day (whether or not it was a working day) and at the time it was so left;

140.1.5
sent or delivered by a relevant system shall be deemed to have been received when the Company (or a sponsoring system-participant acting on its behalf) sends the issuer instructions relating to the notice, document or information;

140.1.6
sent or supplied by the Company by any other means agreed by the member concerned shall be deemed to have been received when the Company has duly performed the action it has agreed to take for that purpose; and

140.1.7	to be given by the Company by advertisement shall be deemed to have been received on the day on which the advertisement appears.

141.	RECORED DATE FOR COMMUNICATIONS

141.1
Any notice, document or information may be sent or supplied by the Company by reference to the Register as it stands at any time not more than 21 days before the day it was sent or supplied. No change in the Register after that time shall invalidate the delivery of that notice, document or information, and every transmittee or other person not on the Register in relation to a particular share at that time who derives any title or interest in the share shall be bound by the notice, document or information without the Company being obliged to send or supply it to that person.

142.	LOSS OF ENTITLEMENT TO RECEIVE COMMUNICATIONS

142.1
If on two consecutive occasions notices, documents or information have been sent to any member at the registered address or his address (including an electronic address) for the service of notices but, through no fault of the Company, have been undelivered, such member shall not from then on be entitled to receive notices, documents or other information from the Company until he has notified to the Company in writing a new address within the United Kingdom to be either his registered address or his address (including an electronic address) for the service of notices.

143.	NOTICE WHEN POST NOT AVAILABLE

143.1
If at any time postal services within the United Kingdom are suspended or curtailed so that the Company is unable effectively to convene a general meeting or a meeting of the holders of any class of shares in its capital by notice sent through the post, the Board may decide that the only members to whom notice of the meeting must be sent are those to whom notice to convene the meeting can validly be sent by electronic means and those to whom notification as to the availability of the notice of meeting on a website can validly be sent by electronic means. In any such case the Company shall also advertise the meeting in at least two national daily newspapers published in the United Kingdom. If at least six clear days prior to the meeting the giving of notices by post to addresses throughout the United Kingdom has, in the Board’s opinion, become practicable, the Company shall send confirmatory copies of the notice by post or such other manner as is permitted under these Articles to the persons entitled to receive them when postal services are running normally.

143.2
At any time that postal services within the United Kingdom are suspended or curtailed, any other notice or information considered by the Board to be capable of being supplied by advertisement shall, if advertised in at least one such newspaper, be deemed to have been notified to all members and transmittees to whom it would otherwise have been supplied in hard copy form.

WINDING UP

144.	DISTRIBUTION IN SPECIE ON WINDING UP

144.1
If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with such sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of members as the liquidator with such sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

145.	INDEMNITY AND PROVISION OF FUNDS

145.1	Subject to, and to the extent not avoided by, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled:

145.1.1
any person who is or was at any time a director, secretary or other officer (unless the office is or was as auditor) of the Company or of any of its present or former subsidiary undertakings may be indemnified out of the assets of the Company to whatever extent the Board may determine against any costs, charges, expenses, losses and liabilities sustained or incurred by him in the actual or purported execution of his duties or in the exercise or purported exercise of his powers or otherwise in connection with his office, whether or not sustained or incurred in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or the relevant undertaking; and

145.1.2
the Board shall have power to provide funds to meet any expenditure incurred or to be incurred by any such person in defending himself in any criminal or civil proceeding in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any such undertaking, or any investigation, or action proposed to be taken, by a regulatory authority in that connection, or for the purposes of any application under the Companies Act 2006, or in order to enable him to avoid incurring any such expenditure.

146.	POWER TO INSURE

146.1
The Board may purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a director or other officer (unless the office is or was as Auditor) or employee of the Company or of any present or former subsidiary undertaking of the Company or of any body corporate in which the Company has or had an interest (whether direct or indirect) or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of the Company or of any such undertaking or body corporate is or has been interested, indemnifying such person against any liability which may attach to him, and any loss or expenditure which he may incur, in relation to anything actually or allegedly done or omitted to be done by him as a director, officer, employee or trustee, whether or not it involves any negligence, default, breach of duty or breach of trust by him in relation to the Company or the relevant undertaking, body corporate, fund or trust.